================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------


                                  FORM 8-K/A

                               Amendment No. 1

                                      to
                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report: January 21, 1997 (Date of Earliest

                       Event Reported: December 12, 1996)

                         EL PASO NATURAL GAS COMPANY
             (Exact Name of Registrant as Specified in the Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

           1-2700                                         74-0608280
 (Commission File Number)                   (I.R.S. Employer Identification No.)


El Paso Energy Building
1001 Louisiana Street
Houston, Texas                                                 77002
(Address of Principal Executive Offices)                    (Zip Code)

                                (713) 757-2131
              (Registrant's Telephone Number, Including Area Code)

                             One Paul Kayser Center
                            100 North Stanton Street
                              El Paso, Texas 79901
                 (Former Address, if Changed Since Last Report)

================================================================================

Item 2. Acquisition or Disposition of Assets.

        On December 12, 1996, El Paso Natural Gas Company, doing business as El Paso Energy Corporation ("El Paso"), completed the acquisition of the energy assets and certain other discontinued business assets and liabilities ("Tenneco Energy") of Tenneco Inc. ("Old Tenneco"). On December 12, 1996, El Paso Merger Company, an indirect subsidiary of El Paso ("El Paso Merger Sub"), merged with and into Old Tenneco (the "Merger"), which became an indirect subsidiary of El Paso. The Merger was effected in accordance with the Amended and Restated Agreement and Plan of Merger dated as of June 19, 1996 (the "Merger Agreement"), among El Paso Merger Sub, El Paso and Old Tenneco, which Merger Agreement is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference. In addition, El Paso and New Tenneco Inc. entered into a Letter Agreement, dated December 11, 1996, relating to the Merger, which Letter Agreement is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference. In the Merger, Old Tenneco changed its name to "El Paso Tennessee Pipeline Co." (referred to herein after the Merger as "El Paso Tennessee").

        Prior to the Merger, Old Tenneco and its subsidiaries effected various intercompany transfers and distributions which restructured, divided and separated their businesses, assets and liabilities so that all the assets, liabilities and operations related to their automotive parts, packaging and administrative services businesses (collectively, the "Industrial Business") and their shipbuilding business (the "Shipbuilding Business") were spun-off to Old Tenneco's then existing common stockholders (the "Distributions"). The Distributions were effected on December 11, 1996 pursuant to the Distribution Agreement dated as of November 1, 1996 (as amended, the "Distribution Agreement"), among Old Tenneco, New Tenneco Inc. and Newport News Shipbuilding Inc., which Distribution Agreement is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference. Following the Distributions, the remaining operations of Old Tenneco consisted primarily of those operations related to the transmission and marketing of natural gas.

        The consideration paid by El Paso in the Merger consisted of:

        -- the retention after the Merger of approximately $2.6 billion of debt and preferred stock obligations of Old Tenneco, subject to certain adjustments (which obligations consisted, in part, of (1) approximately $200 million of public debt of Old Tenneco outstanding at the effective time of the Merger, (2) $2.1 billion of debt of Old Tenneco outstanding at the effective time of the Merger under a $3 billion Revolving Credit and Competitive Advance Facility Agreement, dated as of November 4, 1996 (the "Credit Agreement"), among Old Tenneco, the banks and other financial institutions party thereto and The Chase Manhattan Bank, as agent, and (3) $300 million of Old Tenneco preferred stock);

        -- the issuance of 18.8 million shares of common stock of El Paso valued at approximately $914 million, based on a closing price per share of common stock on the New York Stock Exchange of $48.625 on December 9, 1996, to the holders of Old Tenneco's common stock and two series of its preferred stock; and

        -- the retention of liabilities related to certain discontinued businesses of Old Tenneco which El Paso has estimated to be $600 million.

The number of shares of El Paso's common stock issued in the Merger to stockholders of Old Tenneco was determined pursuant to formulas set forth in the Merger Agreement. In the Merger, (i) a holder of Old Tenneco's common stock received .093 of a share of El Paso's common stock for each share of Old Tenneco common stock, (ii) a holder of Old Tenneco's $7.40 Cumulative Preferred Stock received 2.365 shares of El Paso's common stock for each such share of $7.40 Cumulative Preferred Stock, and (iii) a holder of Old Tenneco's $4.50 Cumulative Preferred Stock received 2.365 shares of El Paso's common stock for each such share of $4.50 Cumulative Preferred Stock.

        As a result of the Merger, El Paso indirectly owns 100% of the common equity and approximately 75% of the combined equity value of El Paso Tennessee. Currently, approximately $300 million of preferred stock issued in a public offering by Old Tenneco on November 18, 1996 remains outstanding.

        The reorganization of Old Tenneco, including the Merger and the Distributions, was approved by the stockholders of Old Tenneco at a special meeting of stockholders on December 10, 1996. The issuance of common stock of El Paso in the Merger was approved by the stockholders of El Paso at a special meeting of stockholders on December 9, 1996.

        As described above, Old Tenneco entered into the Credit Agreement under which a syndicate of banks and other financial institutions (the "Lenders") committed to provide up to $3 billion of financing to Old Tenneco on an unsecured basis. Chase Securities Inc. arranged the Credit Agreement and The Chase Manhattan Bank is acting as agent for the Lenders. A list of the Lenders is set forth on Exhibit 99.1 which is incorporated herein by reference. The Credit Agreement consists of a 364-day revolving credit facility, with a two-year term thereafter, the proceeds of which were used to effect the Debt Realignment (as defined and as described in the Merger Agreement) and for other general corporate purposes, and is guaranteed by El Paso. The borrowings under the Credit Agreement mature in November 1999. Borrowings under the Credit Agreement bear interest at a rate per annum equal to, at the borrowers' option, either

                (a) the highest of (i) the rate from time to time publicly announced by The Chase Manhattan Bank in New York City as its prime rate, and (ii) the federal funds effective rate from time to time plus 1/2 of 1%, or

                (b) the average of the rates at which eurodollar deposits for one, two, three or six months or, subject to availability to each lender, nine or 12 months (as selected by the borrowers) are offered in the interbank eurodollar market in the approximate amount of the relevant loan, plus the Applicable Margin.

The "Applicable Margin" will be based on El Paso's senior long-term debt rating, as determined from time to time, or if El Paso's debt is not rated, each rating agency will be assumed to have assigned its lowest rating. At December 26, 1996, the outstanding loans under the Credit Agreement bore a weighted average interest rate of 5.94% per annum.

        The Credit Agreement requires that El Paso's ratio of total indebtedness to total indebtedness plus net worth not exceed 70%. Failure to satisfy the foregoing minimum requirement will be a default under the Credit Agreement that will enable the Lenders to refuse to loan funds to El Paso Tennessee and to accelerate the indebtedness thereunder. The Credit Agreement also imposes prohibitions or limitations on liens (other than agreed permitted liens), subsidiary indebtedness and guarantee obligations, and asset dispositions (with certain permitted exceptions), among others. The Credit Agreement contains certain default provisions, including, among other things,
(i) nonpayment of any amount due to the lenders under the Credit Agreement,
(ii) material breach of representations and warranties, (iii) default in the performance of covenants, (iv) bankruptcy or insolvency, (v) cross-default with respect to indebtedness for borrowed money and related guaranty obligations in excess of $100 million, and (vi) a judgment suffered by El Paso in excess of $50 million not covered by insurance and which judgment shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days.

        Tenneco Energy's business consists principally of the interstate transportation of natural gas, as well as other unregulated business operations such as gas marketing, intrastate pipeline operations, international pipelines and power generation, domestic power generation operations and oil and gas ventures.

         Tenneco Energy's principal interstate pipeline operations consist of the pipeline systems of wholly owned subsidiaries Tennessee Gas Pipeline Company, Midwestern Gas Transmission Company and East Tennessee Natural Gas Company. The interstate systems, which include approximately 16,300 miles of pipeline, gathering lines and sales laterals, serve markets located primarily in the Eastern United States. Tenneco Energy owns and operates approximately 1,300 miles of intrastate pipelines serving the Texas Gulf Coast and West Texas Markets, and its businesses include buying, selling, storing, processing and transporting natural gas and price risk management services. Tenneco Energy also engages in various international energy-related projects.

        El Paso currently is engaged in a comprehensive review of the business and operations of Tenneco Energy. Following the completion of such review, El Paso intends to integrate, for the most part, the operations of Tenneco Energy with those of El Paso to increase operating and administrative efficiency through consolidation and reengineering of facilities, workforce reductions and coordination of purchasing, sales and marketing activities. El Paso anticipates that the complementary interstate and intrastate pipeline operations and gas marketing activities of El Paso and Tenneco Energy should provide the combined company with increased operating flexibility and access to additional customers and markets. As previously disclosed, El Paso is pursuing the monetization of certain assets of Tenneco Energy through asset sales and non-recourse project financings. In December 1996 El Paso received approximately $400 million in proceeds from the sale of a 70% interest in Tenneco Energy's two Australian pipelines and a related debt financing. It also has completed the sale of its oil and gas exploration, production and financing unit, formerly known as Tenneco Ventures, in a $105 million transaction. The net proceeds from these monetization transactions were used to repay outstanding borrowings under the Credit Agreement. El Paso is also pursuing the monetization of other assets.


Item 5. Other Events.

        El Paso announced on December 23, 1996 that it reached a settlement that resolves its gas purchase contract disputes with KCS Energy, Inc. Attached as
Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference herein is a press release related to such settlement.

Item 7. Financial Statements and Exhibits.

        (a) Financial statements of business acquired.

        Pages F-1 through F-27 and page S-1 of this Current Report are hereby incorporated by reference herein.

        (b) Pro forma financial information.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF EL PASO AND TENNECO ENERGY

        The following Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy (the "Pro Forma Financial Statements") illustrate the effect of (i) the Corporate Restructuring Transactions, the Cash and Debt Realignment, the public offering of New Preferred Stock and the Distributions;
(ii) the Merger; and (iii) the Refinancing Transactions (as defined). The Unaudited Pro Forma Consolidated Balance Sheet has been prepared as if such transactions occurred on September 30, 1996; the Unaudited Pro Forma Consolidated Statements of Income have been prepared as if such transactions occurred as of January 1, 1995. Capitalized terms used herein shall have the respective meanings set forth in the Merger Agreement or the Distribution Agreement unless otherwise defined herein.

        The Pro Forma Financial Statements reflect El Paso having acquired 100% of the outstanding Tenneco common stock, $7.40 preferred stock and $4.50 preferred stock. Pursuant to the Merger Agreement, El Paso acquired an amount of debt equal to $2.6 billion (subject to certain other adjustments) less the New preferred stock Issuance proceeds, issued approximately $750 million (subject to the effects of a collar on the average El Paso common stock market price) of El Paso equity securities to holders of Tenneco common stock, $4.50 preferred stock and $7.40 preferred stock, assumed the $295 million of Tenneco junior preferred stock issued in the New Preferred Stock issuance, and acquired an estimated amount of $600 million in other liabilities of certain discontinued businesses of Tenneco for a total purchase price of approximately $4 billion. E Paso's acquisition of Tenneco will be accounted for under the purchase method. These pro forma financial statements reflect the common stock issuance as approved by the stockholders of the Company in a special meeting held on December 9, 1996.


        A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the Pro Forma Financial Statements are preliminary and have been made solely for purposes of developing the pro forma combined financial information. However, management believes that the pro forma adjustments and the underlying assumptions reasonably present the significant effects of the Merger and the Refinancing Transactions. As used herein, "Refinancing
Transactions" means certain transactions with respect to Tenneco   Energy in
order to reduce the amount of El Paso Tennessee debt including (i) the monetization of certain assets of Tenneco Energy for anticipated net proceeds of approximately $500 million, and (ii) a public equity offering by El Paso of approximately $150 million and the use of the net proceeds of $140 million to purchase a subordinated series of preferred stock from El Paso Tennessee. In addition, El Paso will undertake a study to determine the fair value of Tenneco Energy's assets and liabilities and will revise purchase accounting adjustments upon completion of that study. Upon consummation of the Merger, the actual financial position and results of operations of the combined entity will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value and changes in operating results between the dates of the pro forma financial information and the date on which the purchase accounting adjustments are finalized. The Pro Forma Financial Statements are not necessarily indicative of actual operating results or financial position had the transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

        The significant adjustments to the pro forma financial position reflect
(i) reductions to cash, receivables and payables and increases to debt for the Corporate Restructuring Transactions and the Cash and Debt Realignment Transactions, (ii) increases to property, plant and equipment and accrued liabilities and decreases to regulatory assets for the purchase price allocation, and (iii) decreases to property, plant and equipment and debt and increases to equity for asset sales, debt restructuring and equity offerings in connection with the Merger and the Refinancing Transactions.

        The pro forma adjustments do not reflect any potential operating efficiencies or cost savings which El Paso believes are achievable with respect to the combined companies.

                         EL PASO NATURAL GAS COMPANY

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              SEPTEMBER 30, 1996

                                  (MILLIONS)




                                                       TENNECO ENERGY
                                                    PRE-MERGER PRO FORMA                           PRO FORMA MERGER
                                               ---------------------------------------  ------------------------------------------
                                                 TENNECO    RESTRUCTURING,   TENNECO                                    EL PASO/
                                    EL PASO      ENERGY      REALIGNMENT     ENERGY       MERGER      REFINANCING   TENNECO ENERGY
                                   HISTORICAL  HISTORICAL   AND OFFERING   AS ADJUSTED  ADJUSTMENTS   TRANSACTIONS    COMBINED
                                   ----------  ----------   -------------  -----------  -----------   ------------  --------------
Assets
Current assets:
   Cash and temporary
      investments                    $   52     $   35      $   (2)(d)     $   87       $             $                $  139
                                                                54 (g)
   Receivables                          317       1187         (82)(a)        839                                       1,156
                                                              (303)(b)
                                                                37 (c)
   Other current assets                 124        153         (10)(c)        143                                         267
                                     ------     ------      ------         ------       -------       -----            ------

     Total current assets               493      1,375        (306)         1,069                                       1,562
                                     ------     ------      ------         ------       -------       -----            ------

Net property, plant and
   equipment                          1,991      2,972         (39)(c)      2,933       1,720 (k)      (580)(n)         6,064

Other assets and deferred               290      1,101        (130)(b)        960        (590)(j)        80 (n)           740
   charges                                                     (11)(c)
                                     ------     ------      ------         ------      ------         -----            ------
         Total assets                $2,774     $5,448      $ (486)        $4,962      $1,130         $(500)           $8,366
                                     ======     ======      ======         ======      ======         =====            ======

LIABILITIES AND STOCKHOLDERS'
   EQUITY

Current liabilities:
   Short-term debt                   $  289     $  836      $ (784)(f)     $   52      $              $ 330 (o)        $  671
   Payables                             386        475        (120)(a)        353          20 (h)                         759
                                                                (2)(b)

   Other current liabilities            308        553          (4)(c)        433         120 (j)                         861
                                                              (116)(f)
                                     ------     ------      ------         ------       -----         -----            ------
      Total current liabilities         983      1,864       (1026)           838         140           330             2,291
                                     ------     ------      ------         ------       -----         -----            ------

Long-term debt                          665      1,603       1,120 (f)      2,428                      (500)(n)         2,123
                                                              (295)(e)                                 (140)(m)
                                                                                                       (330)(o)
Other liabilities and deferred
   credits                               82        585         (15)(c)        568         151 (j)                         801
                                                                (2)(d)
Deferred income taxes                   296        437         (14)(b)        423         335 (l)                       1,054
                                     ------     ------      ------         ------       -----         -----            ------

                                      2,026      4,489        (232)         4,257         626          (640)            6,269
                                     ------     ------      ------         ------       -----         -----            ------
Minority interest                        40                                               295 (k)                         335
                                     ------     ------      ------         ------       -----         -----            ------

Preferred stock with mandatory
   redemption provisions                           113                        113        (113)(i)
                                     ------     ------      ------         ------       -----         -----            ------

Stockholders' equity:
   Preferred Stock                                             295 (e)        295        (295)(k)
   Common Stock                         113                                                56 (i)         8 (m)           177
   Additional Paid In Capital           484                                               858 (i)       132 (m)         1,474
   Accumulated Earnings                 111                                                                               111
   Tenneco Energy Combined Equity                  846          38 (a)        297        (297)(k)
                                                              (417)(b)
                                                                (4)(c)
                                                              (220)(f)
                                                                54 (g)
                                     ------     ------      ------         ------       -----         -----            ------
      Total stockholders' equity        708        846        (254)           592         322           140             1,762
                                     ------     ------      ------         ------       -----         -----            ------
      Total liabilities and
        stockholders' equity         $2,774     $5,448      $ (486)        $4,962      $1,130         $(500)           $8,366
                                     ======     ======      ======         ======      ======         =====            ======






     See accompanying Notes to Unaudited Pro Forma Combined Balance Sheet.

                          EL PASO NATURAL GAS COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

RESTRUCTURING, REALIGNMENT AND OFFERING:

(a) To reflect the settlement of intercompany trade accounts receivable and intercompany trade accounts payable with Tenneco Energy affiliates.

(b) To reflect the distribution to New Tenneco or sale of receivables previously sold to Tenneco Credit Corporation, a Tenneco Energy affiliate which has been renamed "El Paso Energy Credit Corporation."

(c) To reflect the transfer from Tenneco Energy to New Tenneco and affiliates of certain assets and liabilities held at the corporate level.

(d) To reflect the transfer to New Tenneco of insurance liabilities and the related portfolio of short-term cash investments and other assets previously held by Eastern Insurance Company Limited.

(e) To reflect the issuance of $300 million of New Preferred Stock, with an assumed 8 1/4% dividend yield, for net proceeds of $295 million, and the use of the net proceeds for the repayment of Tenneco Energy Consolidated Debt.

(f) To reflect the restructuring and realignment of the Old Tenneco debt pursuant to the Debt Realignment, the Distributions and the applicable provisions of the Merger Agreement, and the assumed payment of accrued interest on the Tenneco Energy Consolidated Debt defeased, redeemed, tendered or exchanged as part of the Debt Realignment. The amount of "Tenneco Energy as Adjusted" debt immediately prior to the Merger consists primarily of borrowings under the Tenneco Credit Facility and is calculated from the provisions of the Merger Agreement as follows (in millions):


     Base Debt Amount per Merger agreement ......................   $2,611
     Less: New Preferred Stock issuance proceeds ................     (300)
                                                                    ------
                                                                     2,311
     Plus: Cash settlement payments .............................      439
     Less: Estimated collections subject to refund ..............     (270)
                                                                    ------
                                                                    $2,480
     "Tenneco Energy as Adjusted" debt...........................   ======


(g) To reflect the contribution to Tenneco Energy of cash pursuant to the Cash Realignment provisions of the Merger Agreement and Distribution Agreement.

MERGER ADJUSTMENTS:

(h) To reflect the liability for the estimated legal, investment banking and stock issuance costs of $20 million to be incurred by El Paso in connection with the Merger.

(i) To reflect the issuance of approximately 18.793 million shares of El Paso common stock valued at $914 million based on an assumed price of $48.625 per share. The equity consideration was issued in exchange for the $113 million of $7.40 preferred stock and $4.50 preferred stock at an assumed redemption amount equal to $138 million with the remainder exchanged for Old Tenneco common stock.

(j) To reflect the preliminary estimated acquisition adjustments under the purchase method of accounting to record assets acquired and liabilities assumed at estimated fair value for (i) reduction of certain other assets, deferred charges and regulatory assets, (ii) revision of benefit plan assumptions relating to the retiree medical plan obligation, other employee benefit costs and environmental costs, and (iii) the accrual of an obligation to New Tenneco which is expected to be paid after completion of the transaction as a result of the utilization of certain tax benefits generated by the Debt Realignment. The following adjustments reflect El Paso management's intended business strategies which may differ from the business strategies employed by Tenneco Energy management prior to the Merger (in millions):

         Other assets and deferred charges  . . . . . . . . . . . . .  $ 590
         Other liabilities and deferred credits . . . . . . . . . . .    151
         Other current liabilities  . . . . . . . . . . . . . . . . .    120
                                                                       -----
                                                                       $ 861
                                                                       =====

(k) The following adjustments are made to adjust the historical values of certain assets and liabilities to their estimated fair values as follows (in millions):

         Increased property, plant and equipment  . . . . . . . . . . .  $1,720
         Reduce other assets and deferred charges . . . . . . . . . . .    (590)
         Increase current liabilities . . . . . . . . . . . . . . . . .    (140)
         Increase other liabilities and deferred credits  . . . . . . .    (151)
         Increase deferred income taxes . . . . . . . . . . . . . . . .    (335)
         Eliminate Tenneco Energy stockholders' equity:
                 Tenneco Energy preferred stock . . . . . . . . . . . .     113
                 Tenneco Energy equity  . . . . . . . . . . . . . . . .     297
                                                                         ------
         Issuance of El Paso common stock . . . . . . . . . . . . . . .  $  914
                                                                         ======

         The allocation above reflects El Paso's internal evaluation of the excess purchase price and is subject to the completion of an independent appraisal of the fair value of the property. It is not expected that any excess purchase price allocated to property, plant and equipment will be allowed for regulatory purposes or recovered through rates. Should the independent appraisal not support such allocation to property, plant and equipment, the excess of total purchase price over the fair value of the net assets acquired will be reflected as goodwill.

(l) To reflect the increase in deferred income taxes of $335 million which have been provided for temporary differences after the allocation of the pro forma purchase price and acquisition adjustments. The following pro forma adjustments were required for estimated book and tax basis differences resulting from the allocation of the pro forma purchase price, at an assumed tax rate of 39% (in millions):

         Property, plant and equipment  . . . . . . . . . . . $ 671
         Other assets . . . . . . . . . . . . . . . . . . . .  (230)
         Other liabilities  . . . . . . . . . . . . . . . . .  (106)
                                                              -----
                                                              $ 335
                                                              =====

REFINANCING TRANSACTIONS:


(m) To reflect the assumed issuance of $150 million El Paso common stock, for net proceeds of $140 million, and the use of the net proceeds for the repayment of long-term debt acquired pursuant to the Merger.


(n) To reflect the assumed monetization of $500 million of assets through sales or project financings, at book value, and to reflect El Paso's remaining $80 million investment in certain Australian projects using the equity method. These proceeds are used to pay down long-term debt acquired pursuant to the Merger.

(o) To reflect the replacement of the remaining balance under the Tenneco Credit Facility with short-term and long-term financing at interest rates of 6% and 8%, respectively.

                          EL PASO NATURAL GAS COMPANY

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                     (MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                               Tenneco Energy
                                                             Pre-Merger Pro Forma                  Pro Forma Merger
                                                     ----------------------------------  ------------------------------------
                                                                Restructuring,                                       El Paso/
                                                     Tenneco     Realignment    Tenneco                               Tenneco
                                       El Paso        Energy        and         Energy       Merger     Refinancing   Energy
                                      Historical    Historical    Offering    as Adjusted  Adjustments  Transactions  Combined
                                      ----------    ----------  ------------  ------------ ------------ ------------  --------
Revenues ..........................   $  1,938      $ 1,997     $            $  1,997      $             $    (36)(j) $  3,899
Operating costs and expenses ......      1,744        1,865        (51)(a)      1,814            32(e)        (31)(j)    3,565
                                                                                                  6(f)
Employee separation and asset
    impairment charge .............         99                                                                              99
                                      --------      -------     ------       --------      --------      --------     --------
     Operating income .............         95          132         51            183           (38)           (5)         235
Other (income) expense, net .......         (1)        (132)         8(a)        (124)                                    (125)
Interest expense ..................         73          101         55(c)         156                         (38)(i)      183
                                                                                                               (5)(k)
                                                                                                               (3)(j)
                                      --------      -------     ------       --------      --------      --------     --------

Income before income taxes and
   minority interest ..............         23          163        (12)           151           (38)           41          177
Provision for income taxes
   (benefit)(1) ...................          9           36         (2)(d)         34           (15)(g)        (1)(j)       45
                                                                                                               18 (l)
                                      --------      -------     ------       --------      --------      --------     --------

Income before minority interest ...         14          127        (10)           117           (23)           24          132
Minority interest .................                                                              19 (h)                     19
                                      --------      -------     ------       --------      --------      --------     --------

Income before preferred
   stock dividends.................         14          127        (10)           117           (42)           24          113
Preferred stock dividends .........                       7         19(b)          26           (19)(h)
                                                                                                 (7)(h)
                                      --------      -------     ------       --------      --------      --------     --------
Earnings available to common
    stock .........................   $     14      $   120      $ (29)      $     91      $    (16)     $     24     $    113
                                      ========      =======      =====       ========      ========      ========     ========

Earnings per average share of
    common stock (2) ..............   $    .40                                                                        $   1.95
                                      ========                                                                        ========

Number of shares used in
    computation of earnings per
    common shares (in thousands) ..     34,994                                               18,793         4,292       58,079
                                      ========                                             ========      ========     ========



-------------------


     (1) The provision for income taxes for Tenneco Energy reflects the realization of unrecognized deferred tax assets; therefore, the overall effective tax rate is significantly lower than the assumed statutory rate of 39%. If the statutory rate had been used, the combined provision for income taxes would have been $69 million and the pro forma combined amounts for earnings available to common stock and earnings available to common stock and earnings per average share of common stock would have been $89 million and $1.53, respectively.



     (2) Per share data is calculated using the income applicable to common shares divided by the pro forma shares outstanding. The pro forma weighted average common shares outstanding includes the following assumptions: (i) the issuance of 18.793 million shares of El Paso common stock to holders of Tenneco common stock, $7.40 preferred stock and $4.50 preferred stock under the terms of the Merger, and (ii) the assumed issuance of 4.292 million shares of El Paso common stock at $48.625 per share as part of the Refinancing Transactions, the proceeds of which will be used to pay down long-term debt. Earnings per average share of common stock excluding the employee separation and asset impairment special charge ($60 million after tax) would be $2.11 and $2.98 per common share for the El Paso Historical and El Paso/Tenneco Energy Combined presentations, respectively.




   See accompanying Notes to Unaudited Pro Forma Combined Income Statements.

                          EL PASO NATURAL GAS COMPANY

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                     (MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                Tenneco Energy
                                                             Pre-Merger Pro Forma                      Pro Forma Merger
                                                    -------------------------------------  ---------------------------------------
                                                               Restructuring,                                             El Paso/
                                                     Tenneco    Realignment     Tenneco                                   Tenneco
                                      El Paso         Energy        and          Energy       Merger     Refinancing       Energy
                                     Historical     Historical   Offering     as Adjusted  Adjustments   Transactions     Combined
                                     ----------     ---------- -------------  -----------  -----------   ------------     --------
Revenues ..........................   $  1,038       $  1,921    $              $  1,921    $              $    (47)(j)   $  2,912
Operating costs and expenses ......        826          1,843         (93)(a)      1,750          43 (e)        (41)(j)      2,586
                                                                                                   8 (f)
                                      --------       --------    --------       --------    --------       --------       --------
    Operating income ..............        212             78          93            171         (51)            (6)           326
Other (income) expense, net .......         (7)          (190)         84(a)        (106)                                     (113)
Interest expense ..................         86            122          92(c)         214                        (51)(i)        240
                                                                                                                 (6)(k)
                                                                                                                 (3)(j)
                                      --------       --------    --------       --------    --------       --------       --------
Income before income taxes
  and minority interest ...........        133            146         (83)            63         (51)            54            199
Provision for income taxes
  (benefit)(1) ....................         48            (11)        (33)(d)        (44)        (20)(g)         24(l)           7
                                                                                                                 (1)(j)
                                      --------       --------    --------       --------    --------       --------       --------
Income before minority interest ...         85            157         (50)           107         (31)            31            192
Minority interest .................                                                               25 (h)                        25
                                      --------       --------    --------       --------    --------       --------       --------
Income before preferred
  stock dividends..................         85            157         (50)           107         (56)            31            167
Preferred stock dividends .........                        12          25(b)          37         (25)(h)
                                                                                                 (12)(h)
                                      --------       --------    --------       --------    --------       --------       --------
Earnings available to common
  stock ...........................   $     85       $    145    $    (75)      $     70    $    (19)      $     31       $    167
                                      ========       ========    ========       ========    ========       ========       ========
Earnings per average share
  of common stock(2) ..............   $   2.47                                                                            $   2.90
                                      ========                                                                            ========
Number of shares used in
  computation of earnings per
  common share (in thousands) .....     34,495                                                18,793          4,292         57,580
                                      ========                                              ========       ========       ========


-------------------


     (1) The provision for income taxes for Tenneco Energy reflects the realization of unrecognized deferred tax assets; therefore, the overall effective tax rate is significantly lower than the assumed statutory rate of 39%. If this statutory rate had been used, the combined provision for income taxes would have been $78 million and the pro forma combined amounts for earnings available to common stock and earnings per average share of common stock would have been $96 million and $1.67 respectively.


     (2) Per share data is calculated using the income applicable to common shares divided by the pro forma shares outstanding. The pro forma weighted average common shares outstanding includes the following assumptions: (i) the issuance of 18.793 million shares of El Paso common stock to holders of Tenneco common stock, $7.40 preferred stock and $4.50 preferred stock under the terms of the Merger, and
          (ii) the assumed issuance of 4.292 million shares of El Paso common stock at $48.625 per share as part of the Refinancing Transactions, the proceeds of which will be used to pay down long-term debt.



   See accompanying Notes to Unaudited Pro Forma Combined Income Statements.

                          EL PASO NATURAL GAS COMPANY

             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT


RESTRUCTURING, REALIGNMENT AND OFFERING:

(a) To reflect the earnings impact of the distribution to New Tenneco or sale of receivables previously sold to Tenneco Credit Corporation, a Tenneco Energy affiliate which has been renamed "El Paso Energy Credit Corporation."

(b) To reflect preferred stock dividends on the New Preferred Stock issued at an assumed dividend yield of 8 1/4%.

(c) To reflect interest expense on additional debt issued under the Tenneco Credit Facility. For purposes of the pro forma calculations, an assumed interest rate of 8% has been used.

(d)    To reflect the income tax expense effects of pro forma adjustments.

MERGER ADJUSTMENTS:

(e) To reflect depreciation expense related to the increase in fair value of property, plant and equipment, depreciated over a 40 year period which approximates the FERC approved depreciation rate for the regulated property, plant and equipment of Tenneco Energy prospectively.

(f) To reflect the assumed pro forma postretirement cost for Tenneco Energy employees.

(g) To reflect the income tax expense effects of pro forma adjustments at an estimated rate of 39%.


(h) To reflect the New Preferred Stock dividends as minority interest and the elimination of dividends on the $7.40 preferred stock and $4.50 preferred stock.


REFINANCING TRANSACTIONS:


(i) To reflect an interest expense reduction relating to debt repaid from the net proceeds from the $150 million equity offering and proceeds from the monetization of $500 million of asset sales and project financings at book value.


(j) To remove the historical operating results of Tenneco Energy's exploration and production business which is assumed to be disposed at book value.

(k) To reflect the interest expense reduction relating to the replacement of the remaining balance under the Tenneco Credit Facility with short-term and long-term financing at interest rates of 6% and 8%, respectively. A 1/8% change in interest rates would have the impact of increasing total pro forma interest expense by approximately $1.7 million and $2.2 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

(l) To reflect the income tax expense effects of pro forma adjustments at an estimated rate of 39%.

       (c) Exhibits.

           Exhibits not incorporated by reference to a prior filing are designated by an asterisk; all exhibits not so designated are incorporated herein by reference to a prior filing as indicated.

 2.1 Amended and Restated Agreement and Plan of Merger, dated as of June 19, 1996, among El Paso, El Paso Merger Company and Old Tenneco (Exhibit 2.1 to El Paso's Form 8-K dated December 26, 1996, File
            No. 1-2700).

 2.2 Distribution Agreement, dated as of November 1, 1996, among Old Tenneco, New Tenneco Inc. and Newport News Shipbuilding Inc. (Exhibit 2.2 to El Paso's Form 8-K dated December 26, 1996, File No. 1-2700).

*2.3 Amendment No. 1 to Distribution Agreement, entered into as of December 11, 1996, among Old Tenneco, New Tenneco and Newport News.

 2.4 Letter Agreement, dated December 11, 1996, between El Paso and New Tenneco Inc. (Exhibit 2.3 to El Paso's Form 8-K dated December 26, 1996, File No. 1-2700).

*23         Consent of Arthur Andersen LLP.


 99.1       List of Lenders under the Credit Agreement.


 99.2 Press Release, dated December 23, 1996 (Exhibit 99.2 to El Paso's Form 8-K dated December 26, 1996, File No. 1-2700).

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        EL PASO NATURAL GAS COMPANY



                                        By   /s/  H. BRENT AUSTIN
                                          -----------------------------
                                                H. Brent Austin
                                            Executive Vice President
                                           and Chief Financial Officer



Date: January 21, 1997

              INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULES

                                                                           PAGE
                                                                           ----
THE BUSINESSES OF TENNECO ENERGY
  Report of Independent Public Accountants................................ F-2
  Combined Statements of Income for each of the three years in the period ended December 31, 1995 and for the nine months ended September 30,
   1996 and 1995.......................................................... F-3
  Combined Balance Sheets December 31, 1995 and 1994 and September 30,
   1996................................................................... F-4
  Combined Statements of Cash Flows for each of the three years in the period ended December 31, 1995 and for the nine months ended September
   30, 1996 and 1995...................................................... F-5
  Statements of Changes in Combined Equity for each of the three years in the period ended December 31, 1995 and for the nine months ended
   September 30, 1996 and 1995............................................ F-6
  Notes to Combined Financial Statements.................................. F-7
FINANCIAL STATEMENT SCHEDULES
  Valuation and Qualifying Accounts--The Businesses of Tenneco Energy..... S-1

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

  We have audited the accompanying combined balance sheets of the businesses of Tenneco Energy (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of income, cash flows and changes in combined equity for each of the three years in the period ended December 31, 1995. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the businesses of Tenneco Energy as of December 31, 1995 and 1994, and the results of its combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the index to the combined financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of the businesses of Tenneco Energy taken as a whole.




                                          ARTHUR ANDERSEN LLP

Houston, Texas
August 19, 1996

                        THE BUSINESSES OF TENNECO ENERGY

                         COMBINED STATEMENTS OF INCOME

                                                             NINE MONTHS
                                          YEARS ENDED           ENDED
                                         DECEMBER  31,      SEPTEMBER 30,
                                     ---------------------  --------------
(MILLIONS)                            1995    1994   1993    1996    1995
------------                         ------  ------ ------  ------  ------
                                                             (UNAUDITED)
REVENUES
Net sales and operating revenues.... $1,921  $2,381 $2,866  $1,997  $1,368
Other income--
  Interest income...................     85      65     25      44      64
  Equity in net income of affiliated
   companies........................     65      51     47      25      51
  Gain (loss) on sale of assets,
   net..............................     11       1     62      37      (7)
  Gain on the sale by a subsidiary
   of its stock.....................     --      23     --      --      --
  Other income (loss), net..........     29      17     37      26      (7)
                                     ------  ------ ------  ------  ------
                                      2,111   2,538  3,037   2,129   1,469
                                     ------  ------ ------  ------  ------
COSTS AND EXPENSES
Cost of gas sold....................    954   1,472  1,786   1,156     671
Operating expenses..................    414     379    442     331     262
General and administrative..........    200     143    169     165     147
Finance charges.....................     79      75     51      51      66
Depreciation, depletion and
 amortization.......................    196     102    170     162     141
                                     ------  ------ ------  ------  ------
                                      1,843   2,171  2,618   1,865   1,287
                                     ------  ------ ------  ------  ------
Income before interest expense and
 income taxes.......................    268     367    419     264     182
Interest expense, net of interest
 allocated to affiliates............    122     142    127     101      86
                                     ------  ------ ------  ------  ------
Income before income taxes..........    146     225    292     163      96
Income tax expense (benefit)........    (11)     72    104      36      44
                                     ------  ------ ------  ------  ------
Income before extraordinary loss....    157     153    188     127      52
Extraordinary loss, net of income
 tax................................     --      --    (25)     (1)     --
                                     ------  ------ ------  ------  ------
Net income ......................... $  157  $  153 $  163  $  126  $   52
                                     ======  ====== ======  ======  ======


The accompanying notes to combined financial statements are an integral part of these combined statements of income.

                        THE BUSINESSES OF TENNECO ENERGY

                            COMBINED BALANCE SHEETS

                                                      DECEMBER 31,
                                                     -------------    SEPTEMBER 30,
(MILLIONS)                                            1995   1994         1996
------------                                         ------ ------    -------------
                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and temporary cash investments..............  $  249 $   48     $   35
  Receivables--
   Customer notes and accounts (net)...............     508    961        415
   Affiliated companies............................     199    215        136
   Gas transportation and exchange.................      64    214        144
   Income taxes....................................     133    234        106
   Other...........................................     436    130        386
  Inventories......................................      24     22         25
  Deferred income taxes............................      --     --         39
  Prepayments and other............................      83     92         89
                                                     ------ ------     ------
                                                      1,696  1,916      1,375
                                                     ------ ------     ------
Investments and other assets:
  Investment in affiliated companies...............     280    358        252
  Long-term notes and other receivables (net) .....     352    683        188
  Goodwill.........................................      22     25         48
  Other............................................     601    307        613
                                                     ------ ------     ------
                                                      1,255  1,373      1,101
                                                     ------ ------     ------
Plant, property and equipment, at cost.............   6,272  5,768      6,518
  Less--Reserves for depreciation, depletion and
   amortization....................................   3,431  3,327      3,546
                                                     ------ ------     ------
                                                      2,841  2,441      2,972
                                                     ------ ------     ------
                                                     $5,792 $5,730     $5,448
                                                     ====== ======     ======
LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Short-term debt (including current maturities on
   long-term debt).................................  $  456 $  399     $  836
  Payables--
   Trade...........................................     365    324        250
   Affiliated companies............................      88     47        122
   Gas transportation and exchange.................      28    159        103
  Taxes accrued....................................     525     56         17
  Deferred income taxes............................      65     29         --
  Interest accrued.................................     102    124        138
  Natural gas pipeline revenue reservation.........      27    190         73
  Other............................................     428    238        325
                                                     ------ ------     ------
                                                      2,084  1,566      1,864
                                                     ------ ------     ------
Long-term debt.....................................   1,811  2,242      1,603
                                                     ------ ------     ------
Deferred income taxes..............................     323    735        437
                                                     ------ ------     ------
Postretirement benefits............................     260    288        239
                                                     ------ ------     ------
Deferred credits and other liabilities.............     478    351        346
                                                     ------ ------     ------
Commitments and contingencies
Minority interest..................................      19     19         --
                                                     ------ ------     ------
Preferred stock with mandatory redemption
 provisions........................................     130    147        113
                                                     ------ ------     ------
Combined equity....................................     687    382        846
                                                     ------ ------     ------
                                                     $5,792 $5,730     $5,448
                                                     ====== ======     ======

The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                        THE BUSINESSES OF TENNECO ENERGY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  NINE MONTHS
                                                                     ENDED
                                               YEARS ENDED         SEPTEMBER
                                              DECEMBER 31,            30,
                                           ---------------------  -------------
(MILLIONS)                                 1995   1994    1993     1996   1995
------------                               -----  -----  -------  ------  -----
                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income...............................  $ 157  $ 153  $   163  $  126  $  52
Adjustments to reconcile net income to
 net cash provided (used) by operating
 activities --
  Extraordinary loss, net of tax.........     --     --       25       1     --
  Depreciation, depletion and
   amortization..........................    196    102      170     162    141
  Equity in net income of affiliated
   companies, net of dividends...........    (12)    (3)      (5)     (2)    (6)
  Deferred income taxes..................     88     51       93       5      2
  (Gain) loss on sale of assets, net.....    (11)   (24)     (62)    (37)     7
  Cash paid for interest allocated to
   affiliates, net of tax................   (117)   (78)     (81)   (107)   (90)
  Changes in components of working
   capital--
   (Increase) decrease in receivables....    451     17       78      77    535
   (Increase) decrease in prepayments and
    other current assets.................      8     35       51      19      8
   Increase (decrease) in payables.......    (25)  (262)    (241)    (68)  (117)
   Increase (decrease) in taxes accrued..     40   (252)      90    (240)     6
   Increase (decrease) in interest
    accrued..............................    (52)   (39)     (32)     (4)   (25)
   Increase (decrease) in natural gas
    pipeline revenue reservation.........   (156)   (91)     136      23   (169)
   Increase (decrease) in other current
    liabilities..........................   (102)   (60)    (122)    (40)   (51)
  (Increase) decrease in long-term notes
   and other receivables (net)...........    332    228       --     182    260
  Take-or-pay (refunds to customers)
   recoupments, net......................     36     26      (34)      1     34
  Other..................................    (68)   (81)     (20)   (373)    39
                                           -----  -----  -------  ------  -----
Net cash provided (used) by operating
 activities..............................    765   (278)     209    (275)   626
                                           -----  -----  -------  ------  -----
INVESTING ACTIVITIES
Net proceeds from sale of assets.........     17     68      114     283     14
Expenditures for plant, property and
 equipment...............................   (337)  (345)    (171)   (267)  (224)
Acquisitions of businesses...............   (241)    --       --      --   (225)
Investments and other....................     24     48       22     (31)    28
                                           -----  -----  -------  ------  -----
Net cash provided (used) by investing
 activities..............................   (537)  (229)     (35)    (15)  (407)
                                           -----  -----  -------  ------  -----
FINANCING ACTIVITIES
Issuance of Tenneco Inc. common, treasury
 and SECT shares.........................    102    188    1,215     105     74
Purchase of Tenneco Inc. common stock....   (655)   (26)      (7)   (149)  (496)
Redemption of Tenneco Inc. preferred
 stock...................................    (20)   (20)     (30)    (20)   (20)
Dividends (Tenneco Inc. common and
 preferred stock)........................   (286)  (318)    (307)   (236)  (216)
Redemption of equity securities by a
 subsidiary..............................     --   (160)      --      --     --
Net increase (decrease) in short-term
 debt excluding current maturities on
 long-term debt..........................    415    (97)      19   1,004    271
Issuance of long-term debt...............    594     --       --      --     --
Retirement of long-term debt.............   (497)  (508)  (1,335)   (367)  (380)
Net cash contributions from
 (distributions to) affiliates...........    320  1,367      396    (261) 1,090
                                           -----  -----  -------  ------  -----
Net cash provided (used) by financing
 activities..............................    (27)   426      (49)     76    323
                                           -----  -----  -------  ------  -----
Increase (decrease) in cash and temporary
 cash investments........................    201    (81)     125    (214)   542
Cash and temporary cash investments, at
 beginning of period.....................     48    129        4     249     48
                                           -----  -----  -------  ------  -----
Cash and temporary cash investments, at
 end of period...........................  $ 249  $  48  $   129  $   35  $ 590
                                           =====  =====  =======  ======  =====
Cash paid during the year for interest...  $ 420  $ 349  $   498  $  309  $ 307
Cash paid during the year for income
 taxes (net of refunds and tax payments
 from affiliates)........................  $(123) $(129) $    14  $  519  $  26

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

The accompanying notes to combined financial statements are an integral part of these combined statements of cash flows.

                        THE BUSINESSES OF TENNECO ENERGY

                    STATEMENTS OF CHANGES IN COMBINED EQUITY

(MILLIONS)
-----------
Balance, December 31, 1992............................................ $(1,503)
  Net income..........................................................     163
  Cash paid for interest allocated to affiliates, net of tax..........     (81)
  Change in corporate debt allocated to affiliates....................    (905)
  Cash contributions from (distributions to) affiliates, net..........     396
  Noncash contributions from (distributions to) affiliates, net.......     360
  Contributions from (distributions to) shareowners, net..............     918
                                                                       -------
Balance, December 31, 1993............................................    (652)
  Net income..........................................................     153
  Cash paid for interest allocated to affiliates, net of tax..........     (78)
  Change in corporate debt allocated to affiliates....................    (135)
  Cash contributions from (distributions to) affiliates, net..........   1,367
  Noncash contributions from (distributions to) affiliates, net.......     (98)
  Contributions from (distributions to) shareowners, net..............    (175)
                                                                       -------
Balance, December 31, 1994............................................     382
  Net income..........................................................     157
  Cash paid for interest allocated to affiliates, net of tax..........    (117)
  Change in corporate debt allocated to affiliates....................     930
  Cash contributions from (distributions to) affiliates, net..........     320
  Noncash contributions from (distributions to) affiliates, net.......    (235)
  Contributions from (distributions to) shareowners, net..............    (750)
                                                                       -------
Balance, December 31, 1995............................................     687
  Net income..........................................................     126
  Cash paid for interest allocated to affiliates, net of tax..........    (107)
  Change in corporate debt allocated to affiliates....................     480
  Cash contributions from (distributions to) affiliates, net..........    (261)
  Noncash contributions from (distributions to) affiliates, net.......     161
  Contributions from (distributions to) shareowners, net..............    (240)
                                                                       -------
Balance, September 30, 1996 (unaudited)............................... $   846
                                                                       =======



The accompanying notes to combined financial statements are an integral part of these statements of changes in combined equity.

                       THE BUSINESSES OF TENNECO ENERGY

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Basis of Presentation

  The accompanying combined financial statements represent the financial position, results of operations and cash flows of all energy businesses and operations owned directly or indirectly by Tenneco Inc. ("Tenneco") and its subsidiaries, and other existing and discontinued operations of Tenneco and its subsidiaries other than those relating to Tenneco's automotive, packaging, administrative services and shipbuilding businesses. The combination of these energy businesses and operations and such other existing and discontinued operations of Tenneco, together with Tenneco (which will remain the parent company of such businesses and operations after the Distributions and Merger described in Note 2 below) are collectively referred to herein as "Tenneco Energy" or the "Company".

  Investments in 20% to 50% owned companies where Tenneco Energy has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings since date of acquisition. Reference is made to Note 11, "Investment in Affiliated Companies," for information concerning significant equity method investees. All significant transactions and balances among combined businesses have been eliminated.

 Description of Business

  Tenneco Energy is engaged primarily in the interstate transportation of natural gas. The Company is also engaged in related businesses that are not generally subject to regulation by the Federal Energy Regulatory Commission ("FERC"). The principal activities of these businesses include the intrastate transportation and marketing of natural gas, the development of and participation in international natural gas pipelines, primarily in Australia, the participation in international and domestic gas-fired power generation projects and the development of natural gas production and production financing programs, primarily in the United States. Tenneco Energy, through its combined subsidiary Tenneco Credit Corporation ("TCC"), is also engaged in financing, on a nonrecourse basis, receivables of certain current and former operating divisions of Tenneco.

2. MERGER AND DISTRIBUTIONS

  On June 19, 1996, Tenneco and El Paso Natural Gas Company ("El Paso") entered into a merger agreement pursuant to which a subsidiary of El Paso will be merged with and into Tenneco (the "Merger") which, immediately following the distributions discussed below, will consist only of the energy businesses and operations and the other existing and discontinued operations of Tenneco. The Merger is part of a larger Tenneco reorganization (the "Transaction"), which includes the distribution of all of the outstanding shares of common stock of New Tenneco Inc., a newly formed subsidiary of Tenneco which, after giving effect to certain corporate restructuring transactions, will hold substantially all of the assets, liabilities and operations of Tenneco's current automotive, packaging and administrative services businesses ("New Tenneco"), and Newport News Shipbuilding Inc., a subsidiary of Tenneco that was formerly named Tenneco InterAmerica Inc. and that will hold substantially all of the assets, liabilities and operations of Tenneco's current shipbuilding business ("Newport News"), to the holders of Tenneco common stock (collectively, the "Distributions"). Upon completion of the Transaction, holders of Tenneco common stock will receive equity securities in New Tenneco, Newport News and El Paso.

  Prior to the Transaction Tenneco intends to initiate a realignment of its existing indebtedness. As part of the debt realignment, certain New Tenneco debt will be offered in exchange for certain issues of Tenneco debt. Tenneco will initiate tender offers for other Tenneco debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of the Company, New Tenneco

                       THE BUSINESSES OF TENNECO ENERGY

(which may declare and pay a dividend to Tenneco) and Newport News (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the debt realignment, Tenneco will have responsibility for $2.65 billion of debt and preferred stock, subject to certain adjustments, Newport News will have responsibility for the borrowings under its credit lines and New Tenneco will have responsibility for the remaining debt.

  The Transaction is subject to certain conditions, including receipt of a favorable ruling from the Internal Revenue Service to the effect that the Distributions and certain internal spin-off transactions will be tax-free for federal income tax purposes and approval by Tenneco's shareowners.

  In order to assist in the orderly transition of New Tenneco and Newport News into separate, publicly held companies, Tenneco intends to modify, amend or enter into certain contractual agreements with New Tenneco and Newport News, including a tax sharing agreement (see "Income taxes" in Note 3), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements will provide, among other things, that: (i) New Tenneco will become the sole sponsor of the Tenneco Inc. Retirement Plan, the Tenneco Inc. Thrift Plan, and various Tenneco Inc. welfare plans; (ii) New Tenneco and Newport News will retain specific insurance policies relating to their businesses and will continue to have rights and obligations under certain parent-company level insurance policies of Tenneco; and (iii) at the election of Tenneco pursuant to El Paso's request, New Tenneco will provide certain services, such as mainframe data processing and product purchasing services, to the Company for a limited period of time following the Distributions.

3. SUMMARY OF ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of the Company's assets, liabilities, revenues and expenses. Reference is made to the "Revenue Recognition" and "Income Taxes" sections of this footnote and Notes 9, 13, 14 and 15 for additional information on significant estimates included in the Company's combined financial statements.

 Unaudited Interim Information

  The unaudited interim combined financial statements as of September 30, 1996 and for each of the nine month periods ended September 30, 1996 and 1995, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results may not be indicative of operating results for an entire year.

 Notes Receivable and Allowance for Doubtful Accounts and Notes

  Short-term notes receivable of $302 million and $305 million were outstanding at December 31, 1995 and 1994, respectively, of which $216 million and $284 million, respectively, related to TCC. These notes receivable are presented net of unearned finance charges of $26 million and $43 million at December 31, 1995 and 1994, respectively, which related to TCC. At December 31, 1995 and 1994, unearned finance charges related to long-term notes and other receivables were $23 million and $66 million, respectively, which related to TCC.

                       THE BUSINESSES OF TENNECO ENERGY

   At December 31, 1995 and 1994, the allowance for doubtful accounts and notes receivable was $49 million and $21 million, respectively.

 Inventory

  Inventories, consisting of materials and supplies are valued at the lower of average cost or market.

 Property, Plant and Equipment, at Cost

  The majority of the Company's property, plant and equipment consists of its investment in interstate and intrastate pipeline systems. At December 31, 1995 and 1994, $223 million and $160 million, respectively, of the Company's property, plant and equipment balance is construction work in progress. Additionally, the Company has recorded capitalized interest and an allowance for equity funds used during construction in the cost of property, plant and equipment. Pursuant to a FERC order, Tennessee Gas Pipeline Company, a combined subsidiary of the Company ("Tennessee") recorded all natural gas in storage as a fixed asset. As of December 31, 1995 and 1994, the balance of Tennessee's natural gas in storage included in property, plant and equipment was $96 million.

 Depreciation, Depletion and Amortization

  Depreciation of the Company's regulated transmission plants are provided using the composite method over the estimated useful lives of the depreciable facilities. The rates for depreciation range from 2% to 5%. Costs of properties that are not operating units, as defined by the FERC, which are retired, sold or abandoned by the regulated subsidiaries are credited or charged, net of salvage, to accumulated depreciation. Gains or losses on sales of operating units are credited or charged to income.

  Depreciation of the Company's nonregulated properties is provided using the straight line or composite method which, in the opinion of management, is adequate to allocate the cost of properties over their estimated useful lives.

 Goodwill

  Goodwill is being amortized over a 15-year period using the straight-line method. Such amortization amounted to $1.8 million for 1995, 1994 and 1993 and is included in "Other income, net" in the accompanying combined statements of income. Accumulated amortization of goodwill was $5.4 million and $3.6 million at December 31, 1995 and 1994, respectively.

 Environmental Liabilities

  Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies clean-up experience and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the combined balance sheets at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are

                       THE BUSINESSES OF TENNECO ENERGY
recorded and reported separately from the associated liability in the combined financial statements. Reference is made to Note 15, "Commitments and Contingencies--Environmental Matters" for further information on this subject.

 Revenue Recognition

  The regulated subsidiaries of the Company are subject to FERC regulations and, accordingly, revenues are collected subject to possible refunds pending final FERC orders. The regulated subsidiaries record rate refund accruals based on management's estimate of the expected income impact of the rate proceedings. The Company has recorded revenue reservations of $27 million and $190 million as of December 31, 1995 and 1994, respectively. The Company believes the estimate for revenues subject to refund is adequate.

 Other Income

  Gains or losses on the sale by a subsidiary of its stock are included in "Other Income, net" in the accompanying combined statements of income.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

  Tenneco, together with certain of its subsidiaries which are owned 80% or more (including Tenneco Energy), have entered into an agreement to file a consolidated U.S. federal income tax return. Such agreement provides, among other things, that (i) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis, and (ii) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, are utilized in the consolidated return. The income tax amounts reflected in the combined financial statements of Tenneco Energy under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had Tenneco Energy filed a separate tax return. Under the tax sharing agreement, Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries, including those comprising Tenneco Energy, for the applicable portion of the total tax payments.

  In connection with the Distributions, the current tax sharing agreement will be cancelled and the Company will enter into a tax sharing agreement with Newport News, New Tenneco and El Paso. The tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, Tenneco will be liable for taxes imposed on Tenneco Energy. In the case of federal income taxes imposed with respect to periods prior to the consummation of the Distributions on the combined activities of Tenneco and other members of its consolidated group prior to giving effect to the Distributions, New Tenneco and Newport News will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group.

 Changes in Accounting Principles

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments

                       THE BUSINESSES OF TENNECO ENERGY
of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the new standard has not been determined.

  Effective January 1, 1996, the Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees, after employment but before retirement, on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

 Risk Management Activities

  The Company is currently a party to financial instruments and commodity contracts to hedge its exposure to changes in interest rates and natural gas prices. These financial instruments and commodity contracts are accounted for on the accrual basis with gains and losses being recognized based on the type of contract and exposure being hedged. The amounts paid or received under interest rate swap agreements are recognized, on the accrual basis, as an adjustment to interest expense. Net gains and losses on energy commodity contracts and financial instruments are deferred and recognized when the hedged transaction is consummated. In the combined statements of cash flows, cash receipts or payments related to these financial instruments and commodity contracts are classified consistent with the cash flows from the transactions being hedged.

4. ACQUISITIONS

  During 1995, the Company acquired the natural gas pipeline assets of the Pipeline Authority of South Australia, which includes a 488-mile pipeline, for approximately $225 million. Also during 1995, the Company acquired a 50% interest in two gas-fired cogeneration plants from ARK Energy, a privately-owned power generation company, for approximately $65 million in cash and Tenneco common stock. Each of the acquisitions was accounted for as a purchase. If these assets and investments had been acquired January 1, 1995, net income would not have been significantly different from the reported amount.

5. DISPOSITION OF ASSETS AND EXTRAORDINARY LOSS

 Disposition of Assets

  During the first nine months of 1996, the Company sold its 13.2% interest in Iroquois Gas Transmission System, L.P., its 50% interest in Dauphin Island Gathering System, an investment in stock and certain other assets, resulting in a net pre-tax gain of $37 million.

  In December 1995, the Company sold its 50% interest in Kern River Gas Transmission Company ("Kern River") for a pre-tax gain of $30 million. Kern River owns a 904-mile pipeline extending from Wyoming to California. Also in 1995, the Company sold certain other facilities and assets for a combined pre-tax loss of $19 million.

  In 1994, Tenneco Energy Resources Corporation, a combined subsidiary which operates the Company's nonregulated gas marketing and intrastate pipeline businesses, issued 50 shares of its common stock, diluting Tenneco's ownership in this subsidiary to 80% and resulting in a gain of $23 million. No taxes were provided on the gain because management expects that the recorded investment will be recovered in a tax-free manner.

                       THE BUSINESSES OF TENNECO ENERGY

  During 1993, the Company disposed of two wholly-owned companies, Viking Gas Transmission Company and Dean Pipeline Company, and investments in stock and certain other assets for a total pre-tax gain of $62 million.

 Extraordinary Loss

  In April 1993, Tenneco issued 23.5 million shares of its common stock for approximately $1.1 billion. The proceeds were used to retire $327 million of short-term debt, $688 million of long-term debt and $14 million of variable-rate preferred stock. In November 1993, Tenneco retired DM250 million bonds. The redemption premium related to the retirement of long-term debt resulting from these two transactions ($25 million, net of income tax benefits of $13 million) was recorded as an extraordinary loss.

6. TRANSACTIONS WITH AFFILIATES

 Combined Equity

  The "Combined equity" caption in the accompanying combined financial statements represents Tenneco's cumulative investment in the combined businesses of Tenneco Energy. Changes in the "Combined equity" caption represent the net income of the Company, cash paid for interest allocated to affiliates, net of tax, changes in corporate debt allocated to affiliates, net cash and noncash contributions from (distributions to) affiliates and net contributions from (distributions to) shareowners. Reference is made to the Statements of Changes in Combined Equity for an analysis of activity in the "Combined equity" caption for each of the three years ended December 31, 1995 and for the nine months ended September 30, 1996.

 General and Administrative Expenses

  Included in the total general and administrative expenses for 1995, 1994 and 1993, is $16 million, $13 million, and $17 million, respectively, which represents Tenneco Energy's share of Tenneco's corporate general and administrative costs for legal, financial, communication and other administrative services. Tenneco's corporate general and administrative expenses are allocated based on the estimated level of effort devoted to Tenneco's various operations and relative size based on revenues, gross property and payroll. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable. Total general and administrative expenses reflected in the accompanying combined statements of income are reasonable when compared with the total general and administrative costs Tenneco Energy would have incurred on a stand-alone basis.

 Corporate Debt and Interest Allocations

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense have been allocated to New Tenneco and Newport News based upon the portion of Tenneco's investment in New Tenneco and Newport News which is deemed to be debt, generally based upon the ratio of New Tenneco's and Newport News' net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994 and 1993, respectively. Total pre-tax interest expense allocated to New Tenneco and Newport News in 1995, 1994 and 1993 was $180 million, $120 million and $124 million, respectively. New Tenneco and Newport News have also been allocated tax benefits totaling approximately 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to New Tenneco and Newport News for financial

                       THE BUSINESSES OF TENNECO ENERGY
reporting on a historical basis, New Tenneco and Newport News have not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest expense have been included as a component of the Company's combined equity. Although, management believes that the historical allocation of corporate debt and interest expense is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment.

 Notes and Advances Payable with Affiliates

  "Cash contributions from (distributions to) affiliates" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances payable between the Company and New Tenneco and Newport News which have been included in combined equity. Historically, Tenneco has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

  At December 31, 1995 and 1994, the Company had an interest bearing note payable to New Tenneco totaling $494 million and $310 million, respectively, which is due on demand and is included as a component of the Company's combined equity. At December 31, 1995 and 1994, the Company had a non-interest bearing note payable to Newport News totalling $965 million and $991 million, respectively, which is due on demand and is included as a component of the Company's combined equity.

 Accounts Receivable and Accounts Payable--Affiliated Companies

  The "Payables--Affiliated companies" balance primarily includes billings for general and administrative costs incurred by New Tenneco and charged to Tenneco Energy. The "Receivables--Affiliated companies" balance primarily relates to billings for U.S. income taxes incurred by Tenneco and charged to New Tenneco and Newport News. Affiliated accounts receivable and accounts payable between the Company and New Tenneco and Newport News will be settled, capitalized or converted into ordinary trade accounts, as applicable, as part of the Distributions.

 Employee Benefits

  Certain employees of the Company participate in Tenneco's employee stock ownership and employee stock purchase plans. The Tenneco employee stock ownership plan provides for the grant of Tenneco common stock options and other stock awards at a price not greater than market value at the date of grant. The Tenneco employee stock purchase plan allows employees to purchase Tenneco common stock at a 15% discount subject to certain thresholds. Certain employees of New Tenneco and Newport News also participate in Tenneco's employee stock ownership and employee stock purchase plans. The cost of stock issued to these employees is billed to New Tenneco and Newport News. In connection with the Distributions, outstanding options on Tenneco common stock held by the Company's employees will be vested so that they become fully exercisable prior to the Merger. If not exercised prior to the Merger, such options will be cancelled upon consummation of the Merger. Outstanding options on Tenneco common stock held by New Tenneco and Newport News employees will be converted into new options of New Tenneco and Newport News, as applicable, so as to preserve the aggregate value of the options held prior to the Distributions.

  Employees of the Company also participate in certain Tenneco postretirement and pension plans. Reference is made to Notes 13 and 14 for a further discussion of the plans.

 Sales of Receivables

  TCC purchased $513 million and $384 million of trade receivables from New Tenneco at December 31, 1995 and 1994, respectively. TCC sells these trade receivables to a third party in the ordinary course of business.

                       THE BUSINESSES OF TENNECO ENERGY

7. LONG-TERM DEBT, SHORT-TERM DEBT AND FINANCING ARRANGEMENTS

 Long-Term Corporate Debt

  A summary of long-term corporate debt obligations of the Company at December 31, 1995 and 1994, is set forth in the following table:

(MILLIONS)                                                         1995   1994
------------                                                      ------ ------
Tenneco Inc.--
  Debentures due 1998 through 2025, average effective interest rate 8.7% in 1995 and 9.7% in 1994 (net of $2 million in 1995 and 1994 of unamortized discount)............................. $  698 $  398
  Notes due 1996 through 2005, average effective interest rate
   8.8% in 1995 and 9.2% in 1994 (net of $5 million in 1995 and
   $4 million in 1994 of unamortized discount)...................  1,962  1,681
Tennessee Gas Pipeline Company--
  Debentures due 2011, effective interest rate 15.1% in 1995 and
   1994 (net of $216 million in 1995 and $219 million in 1994 of
   unamortized discount).........................................    184    181
  Notes due 1996 through 1997, average effective interest rate
   9.7% in 1995 and 10.1% in 1994 (net of $5 million in 1995 and
   $8 million in 1994 of unamortized discount)...................    573    808
Tenneco Credit Corporation--
  Senior notes due 1996 through 2001, average effective interest rate 9.7% in 1995 and 9.6% in 1994 (net of $1 million in 1995
   and $2 million in 1994 of unamortized discount)...............    549    749
  Medium-term notes due 1996 through 2002, average interest rate
   9.0% in 1995 and 9.4% in 1994.................................     38     73
  Subordinated notes due 1998 through 2001, average interest rate
   9.9% in 1995 and 1994.........................................     92     92
Other subsidiaries--
  Notes due 1996 through 2014, average effective interest rate
   8.6% in 1995 and 8.0% in 1994 (net of $14 million in 1995 and
   $15 million in 1994 of unamortized discount)..................      8      4
                                                                  ------ ------
                                                                   4,104  3,986
Less--Current maturities.........................................    414    485
                                                                  ------ ------
    Total long-term corporate debt............................... $3,690 $3,501
                                                                  ====== ======

  The aggregate maturities and sinking fund requirements applicable to the issues outstanding at December 31, 1995, are $414 million, $513 million, $838 million, $250 million and $175 million for 1996, 1997, 1998, 1999 and 2000, respectively.

 Long-Term Corporate Debt Allocation

(MILLIONS)                                                       1995     1994
------------                                                   -------- --------
Total long-term corporate debt................................ $  3,690 $  3,501
Less: Long-term corporate debt allocated to New Tenneco and
 Newport News.................................................  (1,879)  (1,259)
                                                               -------- --------
  Total long-term corporate debt, net of allocation to New
   Tenneco and Newport News................................... $  1,811 $  2,242
                                                               ======== ========

----------
Note: Reference is made to Note 6 for information concerning debt allocated to New Tenneco and Newport News.

                       THE BUSINESSES OF TENNECO ENERGY

 Short-Term Corporate Debt

  The Company uses commercial paper, lines of credit and overnight borrowings to finance its short-term capital requirements. Information regarding short-term debt for the years ended December 31, 1995 and 1994 follows:

                                            1995                  1994
                                    --------------------- ---------------------
                                     TENNECO               TENNECO
                                    COMMERCIAL   CREDIT   COMMERCIAL   CREDIT
(MILLIONS)                            PAPER    AGREEMENTS   PAPER    AGREEMENTS
------------                        ---------- ---------- ---------- ----------
Outstanding borrowings at end of
 year..............................    $346       $ 85       $ --       $ 17
Weighted average interest rate on
 outstanding borrowings at end of
 year..............................     6.2%       7.2%        --       10.7%
Approximate maximum month-end
 outstanding borrowings during
 year..............................    $615       $467       $362       $133
Approximate average month-end
 outstanding borrowings during
 year..............................    $109       $104       $164       $ 51

- --------
Note:Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

  Tenneco had other short-term borrowings outstanding of $24 million at December 31, 1995, and none at December 31, 1994.

 Short-Term Corporate Debt Allocation

                                                                   1995   1994
                                                                   -----  -----
Current maturities on long-term corporate debt.................... $ 414  $ 485
Commercial paper..................................................   346     --
Credit agreements.................................................    85     17
Other.............................................................    24     --
                                                                   -----  -----
  Total short-term corporate debt (including current maturities on
   long-term corporate debt)......................................   869    502
  Less: Short-term corporate debt allocated to New Tenneco and
   Newport News...................................................  (413)  (103)
                                                                   -----  -----
    Total short-term corporate debt, net of allocation to New
     Tenneco and Newport News..................................... $ 456   $399
                                                                   =====  =====

----------
Note:Reference is made to Note 6 for information concerning corporate debt allocated to New Tenneco and Newport News.

 Financing Arrangements

  As of December 31, 1995, Tenneco had arranged committed credit facilities of approximately $2.5 billion:

                                           COMMITTED CREDIT FACILITIES(A)
                                      ------------------------------------------
(MILLIONS)                              TERM    COMMITMENTS  UTILIZED  AVAILABLE
------------                          --------- -----------  --------  ---------
Tenneco credit agreements............ 1996-1999   $2,400(b)    $346(c)  $2,054
Other credit agreements..............  various        79         35         44
                                                  ------       ----     ------
                                                  $2,479       $381     $2,098
                                                  ======       ====     ======

----------
Notes:(a) These facilities generally require the payment of commitment fees on the unused portion of the total commitment and facility fees on the total commitment.
(b) In 1996, $400 million of these agreements expire; the remainder are committed through 1999. Of the total committed long-term credit facilities, $400 million are available to both Tenneco and TCC.
(c) Tenneco's committed long-term credit facilities support its commercial paper borrowings; consequently, the amount available under the committed long-term credit facilities is reduced by outstanding commercial paper borrowings.

                       THE BUSINESSES OF TENNECO ENERGY

8. FINANCIAL INSTRUMENTS

  The carrying and estimated fair values of the Company's financial instruments by class at December 31, 1995 and 1994, were as follows:

                                                   1995             1994
                                              ---------------  ---------------
(MILLIONS)                                    CARRYING  FAIR   CARRYING  FAIR
ASSETS (LIABILITIES)                           AMOUNT  VALUE    AMOUNT  VALUE
----------------------                        -------- ------  -------- ------
Asset and Liability Instruments
  Cash and temporary cash investments........  $  249  $  249   $   48  $   48
  Receivables (customer and long-term).......     860     860    1,644   1,644
  Accounts payable (trade)...................    (365)   (365)    (324)   (324)
  Short-term debt (excluding current
   maturities) (Note)........................    (455)   (455)     (17)    (17)
  Long-term debt (including current
   maturities) (Note)........................  (4,104) (4,692)  (3,986) (4,206)
Instruments With Off-Balance-Sheet Risk
  Derivative
    Interest rate swaps:
      In a net receivable position...........      --      10       --      --
      In a net payable position..............      --     (22)      --     (30)
    Natural gas swaps, futures and options...      --       3       --      (5)
  Non-derivative
    Financial guarantees.....................      --     (14)      --     (14)

----------
Note: The carrying amounts and estimated fair values of short-term debt and long-term debt are before allocation of corporate debt to New Tenneco and Newport News. Reference is made to Note 6 for information concerning corporate debt allocated to New Tenneco and Newport News.

 Asset and Liability Instruments

  The fair value of cash and temporary cash investments, receivables, accounts payable, and short-term debt in the above table was considered to be the same as or was determined not to be materially different from the carrying amount. At December 31, 1995 and 1994, respectively, Tenneco Energy's aggregate customer and long-term receivable balance was concentrated by industry as follows: energy industry 22% and 21%; automotive parts industry 9% and 11%; packaging industry 8% and 13%; and farm and construction equipment industry 52% and 47%; all other amounts were not significant. Receivables in the automotive parts, packaging and farm and construction equipment industries result from TCC's financing receivables of current and former operating divisions of Tenneco. TCC sells these trade receivables to a third party in the ordinary course of business.

  Long-term debt--The fair value of fixed-rate long-term debt was based on the market value of debt with similar maturities and interest rates; the carrying amount of floating-rate debt was assumed to approximate its fair value.

 Instruments With Off-Balance-Sheet Risk

 Derivative

  Interest Rate Swaps--The fair value of interest rate swaps was based on the cost that would have been incurred to buy out those swaps in a loss position and the consideration that would have been received to terminate those swaps in a gain position. At December 31, 1995 and 1994, the Company was a party to swaps with a notional value of $1.5 billion and $1.6 billion, respectively. At December 31, 1995, $750 million were in a net receivable position and $795 million were in a net payable position. At December 31, 1994, the entire $1.6 billion was in a net payable position. Notional amounts associated with these swaps do not represent future cash payment requirements. These contractual amounts are only used as a base to measure amounts to be exchanged at specified settlement dates.

                       THE BUSINESSES OF TENNECO ENERGY

  Consistent with its overall policy, the Company uses these instruments from time to time only to hedge known, quantifiable risks arising from fluctuations in interest rates. The counterparties to these interest rate swaps are major international financial institutions. The risk associated with counterparty default on interest rate swaps is measured as the cost of replacing, at the prevailing market rates, those contracts in a gain position. In the event of non-performance by the counterparties, the cost to replace outstanding interest rate swaps at December 31, 1995 and 1994, would not have been material.

  Price Risk Management--The Company uses exchange-traded futures and option contracts and over-the-counter option and swap contracts to reduce its exposure to fluctuations in the prices of natural gas. The fair value of these contracts is based upon the estimated consideration that would be received to terminate those contracts in a gain position and the estimated cost that would be incurred to terminate those contracts in a loss position. As of December 31, 1995 and 1994, these contracts, maturing through 1997 and 1996, respectively, had an absolute notional contract quantity of 321 Bcf and 187 Bcf, respectively. Since the contracts described above are designated as hedges whose fair values correlate to price movements of natural gas, any gains or losses on the contracts resulting from market changes will be offset by losses or gains on the hedged transactions. The Company has off-balance sheet risk of credit loss in the event of non-performance by counterparties to all over-the-counter contracts. However, the Company does not anticipate non-performance by the counterparties.

 Non-derivative

  Guarantees--At December 31, 1995 and 1994, the Company had guaranteed payment and performance of approximately $14 million, primarily with respect to letters of credit and other guarantees supporting various financing and operating activities.

9. FEDERAL ENERGY REGULATORY COMMISSION REGULATORY MATTERS

 Restructuring Proceedings

  On April 8, 1992, the FERC issued Order 636 which restructured the natural gas industry by requiring mandatory unbundling of pipeline sales and transportation services. Numerous parties appealed, to the U.S. Court of Appeals for the D.C. Circuit Court, the legality of Order 636 generally, as well as the legality of specific provisions of Order 636. On July 16, 1996, the U.S. Court of Appeals for the D.C. Circuit issued its decision upholding, in large part, Order 636. The Court remanded to the FERC several issues for further explanation, including further explanation of the FERC's decision to allow pipelines to recover 100% of their gas supply realignment ("GSR") costs.

  Tennessee implemented revisions to its tariff, effective on September 1, 1993, which restructured its transportation, storage and sales services to convert Tennessee from primarily a merchant to primarily a transporter of gas as required by Order 636. As a result of this restructuring, Tennessee's gas sales declined while certain obligations to producers under long-term gas supply contracts continued, causing Tennessee to incur significant restructuring transition costs. Pursuant to the provisions of Order 636 allowing for the recovery of transition costs related to the restructuring, Tennessee has made filings to recover GSR costs resulting from remaining gas purchase obligations, costs related to its Bastian Bay facilities, the remaining unrecovered balance of purchased gas ("PGA") costs and the "stranded" cost of Tennessee's continuing contractual obligation to pay for capacity on other pipeline systems ("TBO costs").

  Tennessee's filings to recover costs related to its Bastian Bay facilities have been rejected by the FERC based on the continued use of the gas production from the field; however, the FERC recognized the ability of Tennessee to file for the recovery of losses upon disposition of these assets. Tennessee has filed for appellate

                       THE BUSINESSES OF TENNECO ENERGY
review of the FERC actions and is confident that the Bastian Bay costs will ultimately be recovered as transition costs under Order 636; the FERC has not contested the ultimate recoverability of these costs.

  The filings implementing Tennessee's recovery mechanisms for the following transition costs were accepted by the FERC effective September 1, 1993; recovery was made subject to refund pending FERC review and approval for eligibility and prudence: 1) direct-billing of unrecovered PGA costs to its former sales customers over a twelve-month period; 2) recovery of TBO costs, which Tennessee is obligated to pay under existing contracts, through a surcharge from firm transportation customers, adjusted annually; and 3) GSR cost recovery of 90% of such costs over a period of up to 36 months from firm transportation customers and recovery of 10% of such costs from interruptible transportation customers over a period of up to 60 months.

  Following negotiations with its customers, Tennessee filed in July 1994 with the FERC a Stipulation and Agreement (the "PGA Stipulation"), which provides for the recovery of PGA costs of approximately $100 million and the recovery of costs associated with the transfer of storage gas inventory to new storage customers in Tennessee's restructuring proceeding. The PGA Stipulation eliminates all challenges to the PGA costs, but establishes a cap on the charges that may be imposed upon former sales customers. On November 15, 1994, the FERC issued an order approving the PGA Stipulation and resolving all outstanding issues. On April 5, 1995, the FERC issued its order on rehearing affirming its initial approval of the PGA Stipulation. Tennessee implemented the terms of the PGA Stipulation and made refunds in May 1995. The refunds had no material effect on Tenneco Energy's reported net income. The orders approving the PGA Stipulation have been appealed to the D.C. Circuit Court of Appeals by certain customers. Tennessee believes the FERC orders approving the PGA Stipulation will be upheld on appeal.

  Tennessee is recovering through a surcharge, subject to refund, TBO costs formerly incurred to perform its sales function. The FERC subsequently issued an order requiring Tennessee to refund certain costs from this surcharge and refunds were made in May 1996. Tennessee is appealing this decision and believes such appeal will likely be successful.

  With regard to Tennessee's GSR costs, Tennessee, along with three other pipelines, executed four separate settlement agreements with Dakota Gasification Company and the U.S. Department of Energy and initiated four separate proceedings at the FERC seeking approval to implement the settlement agreements. The settlement resolved litigation concerning purchases made by Tennessee of synthetic gas produced from the Great Plains Coal Gasification plant ("Great Plains"). The FERC previously ruled that the costs related to the Great Plains project are eligible for recovery through GSR and other special recovery mechanisms and that the costs are eligible for recovery for the duration of the term of the original gas purchase agreements. On October 18, 1994, the FERC consolidated the four proceedings and set them for hearing before an administrative law judge ("ALJ"). The hearing, which concluded in July 1995, was limited to the issue of whether the settlement agreements are prudent. The ALJ concluded, in his initial decision issued in December 1995, that the settlement was imprudent. Tennessee has filed exceptions to this initial decision. Tenneco believes that this decision will not impair Tennessee's recovery of the costs resulting from this contract. On July 17, 1996, the FERC ordered oral arguments to be heard September 1996. Oral arguments were held before the full FERC on September 25, 1996. A decision by the FERC is expected by the end of 1996.

  Also related to Tennessee's GSR costs, on October 14, 1993, Tennessee was sued in the State District Court of Ector County, Texas, by ICA Energy, Inc. ("ICA") and TransTexas Gas Corporation ("TransTexas"). In that suit, ICA and TransTexas contended that Tennessee had an obligation to purchase gas production which TransTexas thereafter attempted to add unilaterally to the reserves originally dedicated to a 1979 gas contract. An amendment to the pleading sought $1.5 billion from Tennessee for alleged damages caused by Tennessee's refusal to purchase gas produced from the TransTexas leases covering the new production and lands. In June 1996, Tennessee reached a settlement with ICA and TransTexas for $125 million wherein ICA and TransTexas agreed to terminate their contract rights, released Tennessee from liability under the contract, and indemnified Tennessee against future claims, including royalty owner claims. In connection with that litigation, certain

                       THE BUSINESSES OF TENNECO ENERGY
royalty interest owners filed a claim in July 1996 against Tennessee in Webb County, Texas, alleging that they are sellers entitled to tender gas to Tennessee under the settled contract. This claim falls under the indemnification provisions of Tennessee's settlement with ICA and TransTexas, which requires ICA and TransTexas to defend and indemnify Tennessee on this claim.

  Tennessee has been engaged in other settlement and contract reformation discussions with other holders of certain gas purchase contracts who have sued Tennessee. On August 1, 1995, the Texas Supreme Court affirmed a ruling of the Court of Appeals favorable to Tennessee in one of these matters and indicated that it would remand the case to the trial court. On April 18, 1996, however, the Texas Supreme Court withdrew its initial opinion and issued an opinion reversing the Court of Appeals opinion on the matter which was favorable to Tennessee. In June 1996, Tennessee filed a motion for rehearing with the Texas Supreme Court which was denied in August 1996. The Supreme Court's April 1996 ruling explicitly preserves Tennessee's defenses based on bad faith conduct of the producers. Nothing in the Supreme Court's decision affects Tennessee's ability to seek recovery of its above-market costs of purchasing gas under the contract from its customers as GSR costs in proceedings currently pending before the FERC. In addition, Tennessee has initiated two lawsuits against the holders of this gas purchase contract, seeking damages related to their conduct in connection with that contract. Tennessee has accrued amounts which it believes are appropriate to cover the resolution of the litigation associated with its contract reformation efforts.

  As of September 30, 1996, and December 31, 1995, Tennessee has deferred GSR costs yet to be recovered from its customers of approximately $527 million and $462 million, respectively, net of $380 million and $414 million, respectively, previously recovered from its customers, subject to refund. A phased proceeding is underway at the FERC with respect to the recovery of Tennessee's GSR costs. Testimony has been completed in connection with Phase I of that proceeding relating to the eligibility of GSR cost recovery; oral argument on eligibility issues has been set by a FERC ALJ for late October 1996. The Chief Judge of the FERC has since issued orders (i) cancelling the October oral arguments, (ii) convening settlement discussions which commenced on October 9, 1996, and (iii) postponing scheduling an oral argument on eligibility issues.

  Phase II of the proceeding on the prudency of the costs to be recovered and on certain contract specific eligibility issues has not yet been scheduled, but will likely occur sometime after the ALJ's decision in Phase I is issued. The FERC has generally encouraged pipelines to settle such issues through negotiations with customers. Although the Order 636 transition cost recovery mechanism provides for complete recovery by pipelines of eligible and prudently incurred transition costs, certain customers have challenged the prudence and eligibility of Tennessee's GSR costs and Tennessee has engaged in settlement discussions with its customers concerning the amount of such costs in response to the FERC statements acknowledging the desirability of such settlements. However, El Paso has reached, contingent upon consummation of the Merger (as defined in Note 2) and various other conditions, a preliminary understanding with certain of Tennessee's customers regarding the customers' challenges to Tennessee's ability to recover GSR and other costs from its customers.

  Given the uncertainty over the results of ongoing discussions between Tennessee and its customers related to the recovery of GSR costs and the uncertainty related to predicting the outcome of its gas purchase contract reformation efforts and the associated litigation, the Company is unable to predict the timing or the ultimate impact that the resolution of these issues will have on its combined financial position or results of operations.

 Rate Proceedings

  On December 30, 1994, Tennessee filed for a general rate increase (the "1995 Rate Case"). On January 25, 1995, the FERC accepted the filing, suspended its effectiveness for the maximum period of five months pursuant to normal regulatory process, and set the matter for hearing. On July 1, 1995, Tennessee began collecting rates, subject to refund, reflecting an $87 million increase in Tennessee's annual revenue requirement. A Stipulation and Agreement was filed with an ALJ in this proceeding on April 5, 1996. This Stipulation, which

                        THE BUSINESSES OF TENNECO ENERGY
is currently pending before the FERC, proposed to resolve the rates subject to the 1995 Rate Case, including structural rate design and increased revenue requirements, and Tennessee is reserving revenues it believes are adequate to cover any refunds that may be required upon final settlement of this proceeding. On October 30, 1996, the FERC approved the Stipulation for the settlement of the 1995 Rate Case, with certain modifications and clarifications which are not material and which should not cause changes which are adverse to the Company.

10. INCOME TAXES

  Following is a comparative analysis of the components of combined income tax expense (benefit) for the years 1995, 1994 and 1993:

      (MILLIONS)                                              1995  1994  1993
      ----------                                              ----  ----  ----
      Current--
        U.S. ................................................ $(96) $25   $(11)
        State and local......................................   (3)  (4)    22
                                                              ----  ---   ----
                                                               (99)  21     11
                                                              ----  ---   ----
      Deferred--
        U.S..................................................   76   39     82
        State and local......................................   12   12     11
                                                              ----  ---   ----
                                                                88   51     93
                                                              ----  ---   ----
      Income tax expense (benefit)........................... $(11) $72   $104
                                                              ====  ===   ====

  Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense (benefit) reflected in the combined statements of income for the years 1995, 1994 and 1993:

      (MILLIONS)                                               1995  1994  1993
      ----------                                               ----  ----  ----
      Tax expense computed at the statutory U.S. federal
       income tax rate........................................ $ 51  $79   $102
      Increases (reductions) in income tax expense resulting
       from:
        State and local taxes on income, net of U.S. federal
         income tax benefit...................................    6    5     21
        U.S. federal income tax rate change...................   --   --      4
        Permanent differences on sales of assets..............   12   --    (15)
        Realization of unrecognized deferred tax assets.......  (72)  --     --
        Other.................................................   (8) (12)    (8)
                                                               ----  ---   ----
      Income tax expense (benefit)............................ $(11) $72   $104
                                                               ====  ===   ====

Current U.S. income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993, includes a reduction in tax benefits of $63 million, $42 million and $44 million, respectively, related to the allocation of corporate interest expense to New Tenneco and Newport News. Reference is made to Note 6 for information concerning corporate debt allocated to New Tenneco and Newport News from the Company.

                       THE BUSINESSES OF TENNECO ENERGY

  The components of the Company's net deferred tax liability at December 31, 1995 and 1994, were as follows:

      (MILLIONS)                                                   1995   1994
      ----------                                                   ----  ------
      Deferred tax assets--
        U.S. capital loss carryforwards..........................  $163  $  267
        Postretirement benefits other than pensions..............   104     107
        GSR reserve..............................................   141      --
        Environmental reserve....................................    75      81
        Other....................................................    76     119
        Valuation allowance......................................  (117)   (293)
                                                                   ----  ------
        Net deferred tax asset...................................   442     281
                                                                   ----  ------
      Deferred tax liabilities--
        Tax over book depreciation...............................   440     437
        Asset related to GSR costs of operations regulated by the
         FERC....................................................   141      --
        Other regulatory assets..................................    67      56
        Debt related items.......................................    43      44
        Book versus tax gains and losses on asset disposals......    23     321
        Other....................................................   116     187
                                                                   ----  ------
        Total deferred tax liability.............................   830   1,045
                                                                   ----  ------
      Net deferred tax liability.................................  $388  $  764
                                                                   ====  ======

  As reflected by the valuation allowance in the table above, the Company had potential tax benefits of $117 million and $293 million at December 31, 1995 and 1994, respectively, which were not recognized in the combined statements of income when generated. These benefits resulted primarily from U.S. capital loss carryforwards which are available to reduce future capital gains. During 1995, the Company reduced its deferred tax asset valuation allowance due to the recognition of U.S. capital loss carryforwards utilized to offset income taxes payable on asset dispositions. During 1996, these capital loss carryforwards were utilized to offset taxes on capital gain transactions.

11. INVESTMENT IN AFFILIATED COMPANIES

  The Company holds investments in various affiliates which are accounted for on the equity method of accounting. The principal equity method investments were the Company's 50% investment in Kern River, and joint venture interests in power generation plants, interstate pipelines, gathering systems and natural gas storage facilities.

  At December 31, 1995 and 1994, the Company's combined equity included equity in undistributed earnings from equity method investments of $25 million and $69 million, respectively. Dividends and distributions received from affiliates accounted for on the equity method were $53 million, $48 million and $42 million during 1995, 1994 and 1993, respectively.

                       THE BUSINESSES OF TENNECO ENERGY

  Summarized financial information of the Company's proportionate share of 50% or less owned companies accounted for by the equity method of accounting as of December 31, 1995, 1994 and 1993, and for the years then ended is as follows:

      (MILLIONS)                                                 1995 1994 1993
      ----------                                                 ---- ---- ----
      Current assets............................................ $ 60 $ 47 $ 41
      Non-current assets........................................  543  901  829
      Short-term debt...........................................  122   19   17
      Other current liabilities.................................   24   61   37
      Long-term debt............................................  152  494  496
      Other non-current liabilities.............................   25   16   13
      Equity in net assets......................................  280  358  307
      Revenues and other income.................................  184  183  164
      Costs and expenses........................................  119  132  117
      Net income................................................   65   51   47

---------
Note: Balance sheet amounts related to Kern River are not included in the table above as of December 31, 1995, due to the Company's sale of its investment in Kern River in December 1995. Reference is made to Note 5 for information concerning the sale of Kern River.

12. PREFERRED STOCK

  At December 31, 1995, Tenneco had authorized 15,000,000 shares of preferred stock. In addition, Tenneco has an authorized class of stock consisting of 50,000,000 shares of junior preferred stock, without par value, none of which has been issued.

  The preferred stock issues outstanding at December 31, 1995, are as follows:

                                       SHARES    REDEMPTION PERIODS   OPTIONAL
                                     ISSUED AND  ------------------- REDEMPTION
      ISSUE                          OUTSTANDING OPTIONAL  MANDATORY   PRICE
      -----                          ----------- --------- --------- ----------
      $7.40 preferred (no par
       value).......................    587,270  1996-1998 1996-1998    $100
      $4.50 preferred (no par
       value).......................    803,723  1996-1999   1999       $100
                                      ---------
                                      1,390,993
                                      =========

  The $7.40 and $4.50 preferred stock issues have a mandatory redemption value of $100 per share (an aggregate of $139 million and $159 million at December 31, 1995 and 1994, respectively). Tenneco recorded these preferred stocks at their fair value at the date of original issue (an aggregate of $250 million) and is making periodic accretions of the excess of the redemption value over the fair value at the date of issue.

  During 1993, Tenneco retired the remainder of a variable rate preferred stock issue at the redemption price of $100 per share, or $17 million.

  The aggregate maturities applicable to preferred stock issues outstanding at December 31, 1995, are $20 million for each of the years 1996 and 1997, $19 million for 1998 and $80 million for 1999.

                       THE BUSINESSES OF TENNECO ENERGY

 Changes in Preferred Stock with Mandatory Redemption Provisions

                                1995              1994              1993
                          ----------------- ----------------- -----------------
(MILLIONS EXCEPT SHARE
AMOUNTS)                   SHARES    AMOUNT  SHARES    AMOUNT  SHARES    AMOUNT
------------------------  ---------  ------ ---------  ------ ---------  ------
Balance January 1........ 1,586,764   $147  1,782,508   $163  2,084,796   $191
  Shares redeemed........  (195,771)   (20)  (195,744)   (20)  (302,288)   (31)
  Accretion of excess of
   redemption value over
   fair value at date of
   issue.................        --      3         --      4         --      3
                          ---------   ----  ---------   ----  ---------   ----
Balance December 31...... 1,390,993   $130  1,586,764   $147  1,782,508   $163
                          =========   ====  =========   ====  =========   ====

13. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

 Postretirement Benefits

  Tenneco has postretirement health care and life insurance plans which cover substantially all of Tenneco Energy's employees. For salaried employees, the plans cover employees retiring from the Company on or after attaining age 55 who have had at least 10 years service with the Company after attaining age
45. For hourly employees, the postretirement benefit plans generally cover employees who retire pursuant to one of Tenneco's hourly employee retirement plans. Tenneco Energy is also obligated to provide certain benefits to former employees of operations previously disposed of by Tenneco. Tenneco Energy will retain this liability after the Distributions. In addition, Tenneco Energy will retain liabilities with respect to welfare benefits of its current and former employees of Tenneco Energy and their dependents in connection with the Distributions. All of these benefits may be subject to deductibles, copayment provisions and other limitations, and Tenneco has reserved the right to change these benefits.

  The majority of Tenneco's postretirement benefit plans are not funded. In June 1994, two trusts were established to fund postretirement benefits for certain plan participants of the Company. The contributions are collected from customers in FERC approved rates. As of December 31, 1995, cumulative contributions were $10 million. Plan assets consist principally of fixed income securities.

  The funded status of the postretirement benefit plans reconciles with amounts recognized on the combined balance sheets at December 31, 1995 and 1994, as follows:

(MILLIONS)                                                        1995   1994
------------                                                      -----  -----
Actuarial present value of accumulated postretirement benefit obligation at September 30:
  Retirees....................................................... $ 320  $ 321
  Fully eligible active plan participants........................     5      5
  Other active plan participants.................................     2      2
                                                                  -----  -----
Total accumulated postretirement benefit obligation..............   327    328
Plan assets at fair value at September 30........................     3      2
                                                                  -----  -----
Accumulated postretirement benefit obligation in excess of plan assets at September 30..........................................  (324)  (326)
Claims paid during the fourth quarter............................    14     10
Unrecognized reduction of prior service obligations resulting
 from plan amendments............................................   (68)   (83)
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions........................................    74     65
                                                                  -----  -----
Accrued postretirement benefit cost at December 31............... $(304) $(334)
                                                                  =====  =====

----------
Note: The accrued postretirement benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

                       THE BUSINESSES OF TENNECO ENERGY

  The net periodic postretirement benefit cost for the years 1995, 1994 and 1993 consist of the following components:

      (MILLIONS)                                                1995  1994  1993
      ----------                                                ----  ----  ----
      Service cost for benefits earned during the year......... $  1  $ 1   $ 1
      Interest cost on accumulated postretirement benefit
       obligation..............................................   26   17     8
      Net amortization of unrecognized amounts.................  (13)  (6)   (1)
                                                                ----  ---   ---
      Net periodic postretirement benefit cost................. $ 14  $12   $ 8
                                                                ====  ===   ===

  The initial weighted average assumed health care cost trend rate used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

  Increasing the assumed health care cost trend rate by one percentage-point in each year would increase the 1995, 1994 and 1993 accumulated postretirement benefit obligations by approximately $14 million, $14 million and $7 million, respectively, and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost for 1995, 1994 and 1993 by approximately $1 million, $3 million and $1 million, respectively.

  The discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligations were 7.75%, 8.25% and 7.50%, respectively.

 Postemployment Benefits

  The Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," in the first quarter of 1994. This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

14. PENSION PLANS

  Tenneco has retirement plans which cover substantially all of the Company's employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. Tenneco's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. Certain employees of the Company participate in the Tenneco Inc. Retirement Plan (the "TRP").

  New Tenneco will become the sole sponsor of the TRP upon consummation of the Distributions. The benefits accrued by the employees of Tenneco Energy who participate in the TRP will be frozen as of the last day of the calendar month including the Distributions and New Tenneco will amend the TRP to provide that all benefits accrued through that day by the employees of Tenneco Energy are fully vested and non-forfeitable.

                       THE BUSINESSES OF TENNECO ENERGY

  The funded status of the plans reconciles with amounts recognized on the combined balance sheets at December 31, 1995 and 1994, as follows:

                                                                   ALL PLANS
                                                                   ----------
(MILLIONS)                                                         1995  1994
-----------                                                        ----  ----
Actuarial present value of benefits based on service to date and present pay levels at September 30:
  Vested benefit obligation....................................... $187  $169
  Non-vested benefit obligation...................................   12    11
                                                                   ----  ----
  Accumulated benefit obligation..................................  199   180
Additional amounts related to projected salary increases..........   41    37
                                                                   ----  ----
Total projected benefit obligation at September 30................  240   217
Plan assets at fair value at September 30.........................  259   224
                                                                   ----  ----
Plan assets in excess of total projected benefit obligation at
 September 30.....................................................   19     7
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions.........................................   14    26
Unrecognized prior service obligations resulting from plan
 amendments.......................................................    2     3
Remaining unrecognized net asset at initial application...........  (14)  (16)
                                                                   ----  ----
Prepaid pension cost at December 31............................... $ 21  $ 20
                                                                   ====  ====

----------
Note: Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the prepaid pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  Net periodic pension income for the years 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                        1995       1994       1993
------------                                    ---------  ---------  ---------
Service cost--benefits earned during the year.       $  6       $  6       $  7
Interest accrued on prior year's projected
 benefit obligation...........................         18         16         15
Expected return on plan assets--
  Actual (return) loss........................  (45)         4        (31)
  Unrecognized excess (deficiency) of actual
   return over expected return................   22        (26)        10
                                                ---        ---        ---
                                                      (23)       (22)       (21)
Net amortization of unrecognized amounts......         (2)        (2)        (2)
                                                     ----       ----       ----
Net periodic pension income...................       $ (1)      $ (2)      $ (1)
                                                     ====       ====       ====

  The weighted average discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 actuarial present value of the benefit obligations were 7.8%, 8.3% and 7.5%, respectively. The rate of increase in future compensation was 4.9%, in 1995, 1994, and 1993. The weighted average expected long-term rate of return on plan assets was 10% in 1995, 1994 and 1993.

15. COMMITMENTS AND CONTINGENCIES

 Capital Commitments

  The Company estimates that expenditures aggregating approximately $636 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

                       THE BUSINESSES OF TENNECO ENERGY

 Purchase Obligations

  In connection with the financing commitments of certain joint ventures, the Company has entered into unconditional purchase obligations for products and services of $145 million ($106 million on a present value basis) at December 31, 1995. The Company's annual obligations under these agreements are $22 million for the years 1996 through 2000. Payments under such obligations, including additional purchases in excess of contractual obligations, were $26 million, $34 million and $31 million for the years 1995, 1994 and 1993, respectively. In addition, in connection with the Great Plains coal gasification project (Dakota Gasification Company), Tennessee has contracted to purchase 30% of the output of the plant's original design capacity for a remaining period of 14 years. Tennessee has executed a settlement of this contract as a part of its gas supply realignment negotiations discussed in
Note 9.

 Litigation

  Reference is made to Note 9, "Federal Energy Regulatory Commission Regulatory Matters," for information concerning gas supply litigation. The Company is party to numerous other legal proceedings arising from their operations. The Company believes that the outcome of these proceedings, individually and in the aggregate, will have no material effect on the combined financial position or results of operations of the Company.

 Environmental Matters

  Since 1988, Tennessee has been engaged in an internal project to identify and deal with the presence of polychlorinated biphenyls ("PCBs") and other substances of concern, including substances on the U.S. Environmental Protection Agency ("EPA") List of Hazardous Substances ("HS List") at compressor stations and other facilities operated by both its interstate and intrastate natural gas pipeline systems. While conducting this project, Tennessee has been in frequent contact with federal and state regulatory agencies, both through informal negotiation and formal entry of consent orders, in order to assure that its efforts meet regulatory requirements.

  The Company has established a reserve for Tennessee's environmental expenses, which includes: 1) expected remediation expense and associated onsite, offsite and groundwater technical studies, 2) legal fees and 3) settlement of third party and governmental litigation, including civil penalties. Through September 30, 1996, and December 31, 1995, the Company has charged approximately $160 million and $147 million, respectively, against the environmental reserve, excluding recoveries related to Tennessee's environmental settlement as discussed below. Of the remaining reserve at September 30, 1996 and December 31, 1995, $24 million and $38 million, respectively, has been recorded on the combined balance sheets under "Payables-trade" and $128 million and $126 million, respectively, under "Deferred credits and other liabilities."

  Due to the current uncertainty regarding the further activity necessary for Tennessee to address the presence of the PCBs, the substances on the HS List and other substances of concern on its sites, including the requirements for additional site characterization, the actual amount of such substances at the sites, and the final, site-specific cleanup decisions to be made with respect to cleanup levels and remediation technologies, Tennessee cannot at this time accurately project what additional costs, if any, may arise from future characterization and remediation activities. While there are still many uncertainties relating to the ultimate costs which may be incurred, based upon Tennessee's evaluation and experience to date, the Company continues to believe that the recorded estimate for the reserve is adequate.

  Following negotiations with its customers, Tennessee in May 1995 filed with the FERC a separate Stipulation and Agreement (the "Environmental
Stipulation") that establishes a mechanism for recovering a substantial portion of the environmental costs. In November 1995, the FERC issued an order approving the Environmental Stipulation. Although one shipper filed for rehearing, the FERC denied rehearing of its order on

                       THE BUSINESSES OF TENNECO ENERGY

February 20, 1996. This shipper filed a Petition for Review on April 22, 1996 in the D.C. Circuit Court of Appeals; Tennessee believes the FERC Order approving the Environmental Stipulation will be upheld on appeal. The effects of the Environmental Stipulation, which was effective as of July 1, 1995, have been recorded with no material effect on the Company's combined financial position or results of operations. As of September 30, 1996, and December 31, 1995, the balance of the regulatory asset is $54 million and $74 million, respectively.

  The Company has completed settlements with and has received payments from the majority of its liability insurance policy carriers for remediation costs and related claims. The Company believes that the likelihood of recovery of a portion of its remediation costs and claims against the remaining carriers in its pending litigation is reasonably possible. In addition, Tennessee has settled its pending litigation against and received payment from the manufacturer of the PCB-containing lubricant. These recoveries have been considered in Tennessee's recording of its environmental settlement with its customers.

  The Company has identified other sites where environmental remediation expense may be required should there be a change in ownership, operations or applicable regulations. These possibilities cannot be predicted or quantified at this time and accordingly, no provision has been recorded. However, provisions have been made for all instances where it has been determined that the incurrence of any material remedial expense is reasonably possible. The Company believes that the provisions recorded for environmental exposures are adequate based on current estimates.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                NET SALES     INCOME
                                                   AND    BEFORE INTEREST
QUARTER                                         OPERATING   EXPENSE AND    NET
(MILLIONS)                                      REVENUES   INCOME TAXES   INCOME
------------                                    --------- --------------- ------
1996 1st.......................................  $  748        $119        $ 78
     2nd.......................................     622          69          25
     3rd.......................................     627          76          23
                                                 ------        ----        ----
                                                 $1,997        $264        $126
                                                 ======        ====        ====
1995 1st.......................................  $  505        $ 71        $ 32
     2nd.......................................     434          69          15
     3rd.......................................     429          43           5
     4th.......................................     553          85         105
                                                 ------        ----        ----
                                                 $1,921        $268        $157
                                                 ======        ====        ====
1994 1st.......................................  $  693        $ 89        $ 18
     2nd.......................................     607          80          60
     3rd.......................................     549          71         (38)
     4th.......................................     532         127         113
                                                 ------        ----        ----
                                                 $2,381        $367        $153
                                                 ======        ====        ====

----------
Note: Reference is made to Notes 4 and 5 for discussion of items affecting quarterly results.

 The preceding notes to combined financial statements are an integral part of the foregoing combined financial statements.

                                                                     SCHEDULE II

                        THE BUSINESSES OF TENNECO ENERGY

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

------------------------------------------------------------------------------
------------------------------------------------------------------------------
        COLUMN A           COLUMN B        COLUMN C         COLUMN D  COLUMN E
------------------------------------------------------------------------------
                                           ADDITIONS
                                     ---------------------
                          BALANCE AT CHARGED TO CHARGED TO            BALANCE
                          BEGINNING  COSTS AND    OTHER                AT END
DESCRIPTION                OF YEAR    EXPENSES   ACCOUNTS  DEDUCTIONS OF YEAR
------------------------------------------------------------------------------
Allowance for Doubtful
 Accounts Deducted from
 Assets to Which it
 Applies:
  Year Ended December 31,
   1995..................    $21        $26        $ 9        $ 7       $49
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1994..................    $37        $ 2        $ 2        $20       $21
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1993..................    $15        $23        $ 3        $ 4       $37
                             ===        ===        ===        ===       ===

                          EL PASO NATURAL GAS COMPANY

                                 EXHIBIT INDEX

                                       to

                           FORM 8-K/A CURRENT REPORT

                               (Amendment No. 1)


                       Date of Report: January 21, 1997


           Exhibits not incorporated by reference to a prior filing are designated by an asterisk; all exhibits not so designated are incorporated herein by reference to a prior filing as indicated.


Exhibit
Number                                Description
-------                               -----------

 2.1 Amended and Restated Agreement and Plan of Merger, dated as of June 19, 1996, among El Paso, El Paso Merger Company and Old Tenneco (Exhibit 2.1 to El Paso's Form 8-K dated December 26, 1996, File
            No. 1-2700).

 2.2 Distribution Agreement, dated as of November 1, 1996, among Old Tenneco, New Tenneco Inc. and Newport News Shipbuilding Inc. (Exhibit 2.2 to El Paso's Form 8-K dated December 26, 1996, File No. 1-2700).

*2.3 Amendment No. 1 to Distribution Agreement, entered into as of December 11, 1996, among Old Tenneco, New Tenneco and Newport News.

 2.4 Letter Agreement, dated December 11, 1996, between El Paso and New Tenneco Inc. (Exhibit 2.3 to El Paso's Form 8-K dated December 26, 1996, File No. 1-2700).

*23         Consent of Arthur Andersen LLP.

 99.1 List of Lenders under the Credit Agreement (Exhibit 99.1 to El Paso's Form 8-K dated December 26, 1996, File No. 1-2700).

 99.2 Press Release, dated December 23, 1996 (Exhibit 99.2 to El Paso's Form 8-K dated December 26, 1996, File No. 1-2700).